Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of January __, 2021 (the “Signing Date”), is entered into by and among Kona Gold Beverage, Inc., a Delaware corporation (“Kona Gold”), KGS Temporary Company, Inc., a Wisconsin corporation and a wholly-owned subsidiary of Kona Gold (the “Merger Sub”), and S and S Beverage Inc., a Wisconsin corporation (“S and S”), and, with respect to Article 7 and Article 11 only, William J. Stineman and K&L Beverage, LLC, a Wisconsin limited liability company (collectively, the “Indemnifying S and S Shareholders”), and, with respect to Article 7 and Article 11 only, William J. Stineman, as representative of the S and S Shareholders (the “Equity Representative”).

RECITALS

A.       The Persons set forth on Annex A as of the Signing Date own, or immediately prior to the Closing will own, the number of shares of capital stock of S and S (the “S and S Shares”) set forth opposite each Person’s name (each, an “S and S Shareholder”; and, collectively, the “S and S Shareholders”), which S and S Shares collectively constitute or, as of the Closing, will constitute all of the issued and outstanding shares of capital stock of S and S.

B.       Kona Gold owns all of the issued and outstanding equity securities of the Merger Sub that was formed for the sole purpose of the merger of Merger Sub with and into S and S, in which S and S will be the surviving corporation (the “Merger”) of the Merger, in accordance with and subject to the terms and conditions of this Agreement.

C.       In connection with the consummation of the Merger, Kona Gold will (i) issue a certain number of shares of Kona Gold Common Stock, par value $0.00001 per share, to the S and S Shareholders (collectively, the “Merger Securities”) and (ii) make certain cash payments to the S and S Shareholders, all in accordance with and subject to the terms and conditions of this Agreement and as set forth on Annex A.

D.       As a result of the Merger and the other transactions contemplated hereby (collectively, the “Transactions”), Kona Gold will become the sole shareholder of the Surviving Corporation and the S and S Shareholders will become stockholders of Kona Gold.

E.       The Persons set forth on Annex B as of the Signing Date are creditors of S and S, and, immediately prior to the Closing, will remain creditors of S and S (the “Transaction Creditors”) in the amount set forth opposite such Persons’ name (the “Transaction Debt”).

F.       Capitalized terms not defined herein are defined in Exhibit A attached hereto and incorporated herein by reference.

AGREEMENT

In consideration of these presents and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Kona Gold, Merger Sub, and S and S, and, as applicable, the Indemnifying S and S Shareholders and the Equity Representative hereby agree as follows:

Article 1
TRANSACTIONS

Section 1.1              The Merger.

(a)                At the Effective Time, in accordance with the Wisconsin BCL and upon the terms and subject to the conditions set forth in this Agreement, Merger Sub shall be merged with and into S and S, at which time the separate existence of Merger Sub shall cease and S and S shall survive the Merger as a wholly-owned subsidiary of Kona Gold. S and S, as the surviving corporation after the Merger, is sometimes referred to herein as the “Surviving Corporation.”

(b)               As soon as reasonably practicable after the satisfaction or valid waiver of all conditions to the Merger set forth in Article 7 and Article 8, S and S and Merger Sub shall file the Articles of Merger in the form of Exhibit B attached hereto (the “Articles of Merger”) with the Department of Financial Institutions of the State of Wisconsin. The Merger shall become effective at such time as the Articles of Merger are endorsed by the Department of Financial Institutions of the State of Wisconsin, or at such later time as S and S and Merger Sub may agree and specify in the Articles of Merger (such time as the Merger becomes effective, the “Effective Time”).

(c)                The Merger shall have the effects set forth in the applicable provisions of the Wisconsin BCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all rights, permits and property of S and S and Merger Sub shall vest or remain vested in the Surviving Corporation, and all debts and liabilities of each of S and S and Merger Sub shall become or remain the debts and liabilities of the Surviving Corporation.

(d)                The closing of the Merger (the “Closing”) shall be conducted remotely through the mutual exchange via email, facsimile, or other electronic means of executed copies of the Ancillary Agreements to be delivered at the Closing on the date that is as soon as reasonably practicable (but in any event, no later than the second Business Day) after the day on which the last condition to the Merger set forth in Article 7 and Article 8 is satisfied or validly waived (other than those conditions that by their nature cannot be satisfied until the Closing Date, but subject to the satisfaction or valid waiver of such conditions) or (ii) at such other place and time or on such other date as S and S, Kona Gold, and Merger Sub may agree in writing (the actual date of the Closing, the “Closing Date”).

(e)                The Articles of Incorporation of S and S as in effect immediately prior to the Effective Time shall be amended as set forth on Exhibit C, and, as so amended, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof and as provided by applicable Law.

(f)                 The bylaws of S and S in effect at the Effective Time shall be amended to read the same as the Bylaws of the Merger Sub in effect immediately prior to the Effective Time, and shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with the terms thereof and as provided by applicable Law.

(g)                The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and the Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the Surviving Corporation’s Articles of Incorporation and Bylaws. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation.

Section 1.2              Conversion of Securities. At the Effective Time, pursuant to this Agreement and by virtue of the Merger and without any action on the part of S and S, Kona Gold, Merger Sub, or the holders of the S and S Shares:

(a)                Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid, and non-assessable share of common stock of the Surviving Corporation.

(b)               Each of the shares of capital stock of S and S held by S and S in any form or otherwise owned by Kona Gold or Merger Sub immediately prior to the Effective Time, if any, shall be canceled and retired and shall cease to exist, and no payment or distribution shall be made or delivered with respect thereto.

(c)                Each of the S and S Shares that is issued and outstanding immediately prior to the Effective Time to the S and S Shareholders (other than any S and S Shares to be canceled pursuant to Section 1.2(b)), upon surrender of the certificates representing such S and S Shares in the manner provided in Section 1.3, will be automatically converted into the right to receive (i) such number of shares of Merger Securities as is equal to the S and S Per-Share Closing Consideration and (ii) the payments described below in Section 1.2(e).

(d)                The number of shares of S and S Shareholders Per-Share Closing Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Merger Securities or S and S Shares), reorganization, recapitalization, reclassification or other like change with respect to Merger Securities occurring on or after the date of this Agreement and prior to the Effective Time.

(e)                The aggregate of the S and S Shares that are issued and outstanding immediately prior to the Effective Time to the S and S Shareholders, upon surrender of the certificates representing such S and S Shares in the manner provided in Section 1.3, will be automatically converted into the right to receive, in addition to the Merger Securities discussed in Section 1.2(c), above, the “Merger Payments,” the tender of which will commence on the tenth (10th) day of the month following the month in which the final Transaction Debt Payment was tendered. The aggregate of the Merger Payments is set forth on Annex A to this Agreement. Once commenced, the Merger Payments shall be paid in monthly installments (collectively, the “Monthly Merger Payments”), in arrears on the tenth (10th) calendar day of each month, at a rate equivalent to $2.00 per case of Lemin Superior Lemonade sold by Kona Gold until the aggregate of the Monthly Merger Payments has been paid in full. Merger Payments shall be made (i) in accordance with the allocations set forth in Annex A and (ii) in same day funds to banking addresses to be provided by the S and S Shareholders to Kona Gold from time to time. Each of the S and S Shareholders, as a stockholder of Kona Gold post-Effective Time, shall have the right, upon reasonable request to Kona Gold, to review and audit, and Kona Gold shall make available to the S and S Shareholders, solely those books and records of Kona Gold that relate to Kona Gold’s post-Closing obligation to pay for cases of Lemin Superior Lemonade that were owned by S and S as of the Effective Time and that Kona Gold thereafter sold.

Section 1.3              Exchange of Certificates.

(a)                Exchange Procedures. Promptly after the Effective Time, Kona Gold shall mail to each holder of record of a certificate or certificates (the “S and S Certificates”) that immediately prior to the Effective Time represented outstanding S and S Shares that were converted into the right to receive Merger Securities or Merger Payments, (i) a letter of transmittal in customary form and (ii) instructions for use in effecting the surrender of the S and S Certificates in exchange for certificates representing shares of Merger Securities and the Initial Merger Payment. Upon surrender to Kona Gold of the S and S Certificates, together with such appropriate letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by Kona Gold (including any required Form W-9 or Form W-8), the holders of such S and S Certificates shall be entitled to receive in exchange therefor both (y) certificates representing the number of whole shares of Merger Securities (after aggregating all S and S Certificates surrendered by such holder) that such holder is entitled pursuant to this Agreement and (z) the portion of the Merger Payments (after aggregating all S and S Certificates surrendered by such holder) to which such holder is entitled pursuant to this Agreement, and, in each such case, the S and S Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding S and S Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive upon surrender thereof the number of whole shares of Merger Securities and the portion of the Merger Payments to which such holder is entitled pursuant to this Agreement. In the event of a transfer of ownership of S and S Shares that is not registered in the transfer records of S and S, a certificate representing the proper number of shares of Merger Securities may be issued and Merger Payments may be tendered to a transferee if the S and S Certificate representing such S and S Shares is presented to Kona Gold, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

(b)               Distributions with Respect to Unexchanged S and S Shares. No dividends or other distributions declared or made after the date hereof with respect to Merger Securities with a record date after the Effective Time will be paid to the holders of any unsurrendered S and S Certificates with respect to the shares of Merger Securities represented thereby until the holders of record of such S and S Certificates shall surrender such S and S Certificates. Subject to applicable Law, following surrender of any such S and S Certificates, Kona Gold shall deliver to the record holders thereof, without interest, (i) promptly after such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to the whole shares of Merger Securities represented thereby and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Merger Securities.

(c)                Lost, Stolen, or Destroyed Certificates. In the event that any S and S Certificates shall have been lost, stolen, or destroyed prior to the Closing Date, Kona Gold shall issue or pay, as applicable, in exchange for such lost, stolen, or destroyed S and S Certificates, upon the making of an affidavit of that fact by the holder thereof, (y) certificates representing the shares of Merger Securities into which the S and S Shares represented by such S and S Certificates were converted pursuant to this Agreement and any dividends or distributions payable pursuant to Section 1.3(b) and (z) the portion of the Merger Payments to which the S and S Shares represented by such S and S Certificates are entitled pursuant to this Agreement.

(d)                No Further Ownership Rights in S and S Shares. All shares of Merger Securities and dividends or other distributions with respect thereto issued in accordance with the terms hereof and all Merger Payments tendered in accordance with the terms hereof, as applicable, shall be deemed to have been issued in full satisfaction of all rights pertaining to such S and S Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of S and S Shares that were outstanding immediately prior to the Effective Time.

(e)                Liability. Notwithstanding anything to the contrary herein, none of Kona Gold, S and S, the Surviving Corporation nor any party hereto shall be liable to a holder of S and S Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat, or similar law.

Section 1.4              Transaction Debt Payments. The aggregate amount of the “Transaction Debt Payments,” which aggregate amount includes all outstanding amounts then owed to the Transaction Creditors, is set forth on Annex B to this Agreement. In connection with, but not as a part of the Merger, at the Effective Time, Kona Gold shall assume all liabilities associated with the Transaction Debt from S and S and thereafter tender each of the Transaction Debt Payments to the Transaction Creditors. The Transaction Debt owed to GJS Sales, Inc., shall be divided into three equal amounts and paid on the last day of February, March, and April, 2021. Two Hundred Ninety-eight Thousand Four Hundred Fifty-one and 86/100ths ($298,451.86) of the Transaction Debt owed to K&L Beverage, LLC, shall be paid at Closing. The remaining Transaction Debt Payments to K&L Beverage, LLC, shall be made in monthly installments, in arrears, on the tenth (10th) calendar day of each month, commencing March 10, 2021, at a rate equivalent to $2.00 per case of Lemin Superior Lemonade sold by Kona Gold from and after the Closing until the aggregate of the Transaction Debt to K&L Beverage, LLC, has been paid in full. Each of the Transaction Debt Payments shall be made in same day funds to a banking address to be provided by the Transaction Creditor to Kona Gold from time to time. K&L Beverage, LLC, shall have the right, upon reasonable request to Kona Gold, to review and audit, and Kona Gold shall make available to K&L Beverage, LLC, solely those books and records of Kona Gold that relate to Kona Gold’s post-Closing obligation to tender the Transaction Debt Payments to K&L Beverage, LLC.

Article 2
REPRESENTATIONS AND WARRANTIES OF S AND S AND
THE INDEMNIFYING S AND S SHAREHOLDERS

Except as set forth in the disclosure schedule dated as of the date of this Agreement and delivered to Kona Gold on behalf of S and S and the Indemnifying S and S Shareholders, consisting of information about S and S provided by S and S and the Indemnifying S and S Shareholders to Kona Gold and the Merger Sub in connection with this Agreement (the “S and S Disclosure Schedule”), each of S and S and the Indemnifying S and S Shareholders, jointly and severally, represents and warrants to Kona Gold and the Merger Sub both as of the Signing Date and as of the Closing as follows:

Section 2.1              Organization and Qualification. S and S is duly incorporated, validly existing, and in good standing existing under the laws of Wisconsin, has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents, and approvals to carry on its business as presently conducted and as contemplated to be conducted, to own, hold, and operate its properties and assets as now owned, held, and operated by it, to enter into this Agreement, to carry out the provisions hereof, except where the failure to be in good standing or to have such governmental licenses, authorizations, consents, and approvals will not, in the aggregate, either (a) have a Material Adverse Effect on S and S, or (b) impair the ability of S and S to perform its material obligations under this Agreement. S and S is duly qualified, licensed, or domesticated as a foreign corporation in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased requires such qualification, licensing, or domestication, except where the failure to be so qualified, licensed, or domesticated will not have a Material Adverse Effect. Set forth on Schedule 2.1 as part of the S and S Disclosure Schedule is a list of those jurisdictions in which S and S presently conducts its business, and owns, holds, and operates its properties and assets.

Section 2.2              Subsidiaries. S and S does not own, directly or indirectly, any equity or other ownership interest in any Entity. S and S does not have any direct or indirect interests of stock ownership or otherwise in any Entity, and is not party to any agreement to acquire such an interest.

Section 2.3              Articles of Incorporation and Bylaws. The copies of the articles of incorporation and bylaws of S and S (collectively, the “Organizational Documents”) that have been made available to Kona Gold and the Merger Sub prior to the date hereof are true and complete and have not been amended or repealed. S and S is not in Breach of any of the provisions of the Organizational Documents, except for such violations or breaches that, in the aggregate, will not have a Material Adverse Effect on S and S or the Surviving Corporation.

Section 2.4              Authorization and Validity of this Agreement. This Agreement constitutes the legal, valid, and binding obligation of S and S and, as indicated, the Indemnifying S and S Shareholders, enforceable against each in accordance with its terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency, and other similar laws affecting the enforcement of creditors rights generally. The execution and delivery by S and S of this Agreement, and the consummation of the Transactions have been authorized by all necessary corporate action on the part of S and S. This Agreement has been duly executed and delivered by S and S and the Indemnifying S and S Shareholders.

Section 2.5              No Violation. Neither the execution nor the delivery of this Agreement, nor the consummation or performance of any of the Transactions by S and S will directly or indirectly:

(a)                (i) Breach any provision of the Organizational Documents of S and S; (ii) result in (with or without notice or lapse of time) a Breach of, or conflict with or constitute a default or result in the termination of or in a right of termination or cancellation of, or accelerate the performance required by, any Material Contract or result in the creation of any Liens upon S and S or any of its assets; (iii) violate any Order of any Governmental Body; (iv) violate any statute, law, or regulation of any jurisdiction applicable to S and S or any of the assets of S and S; or (v) result in cancellation, modification, revocation, or suspension of any permits, licenses, registrations, consents, approvals, authorizations, or certificates issued or granted by any Governmental Body that are held by or granted to S and S or that are necessary for the conduct of S and S’s business in the Ordinary Course of Business consistent with past practice; or

(b)               except as would not have a Material Adverse Effect, cause S and S to become subject to, or to become liable for the payment of, any Material Tax or cause any of the material assets owned by S and S to be reassessed or revalued by any taxing authority or other Governmental Body.

Section 2.6              Capitalization and Related Matters. Immediately prior to the Closing:

(a)                Capitalization. S and S has or will have 10,000 shares of S and S Common Stock issued and outstanding. Except as set forth in the preceding sentence, no other class of capital stock or other security of S and S is authorized, issued, and outstanding. The S and S Shareholders are the lawful, record and beneficial owners of the number of S and S Shares set forth opposite each S and S Shareholder’s name on Annex A attached hereto. Except as is set forth on Annex A, no other class of capital stock or other security of S and S, as applicable, is authorized, issued, and outstanding. Each of the S and S Shares has been duly authorized and validly issued and is fully paid and nonassessable. Except as would not have a Material Adverse Effect, none of the outstanding capital or other securities of S and S was issued, redeemed, or repurchased in material violation of the Securities Act, or any other securities or “blue sky” laws.

(b)               No Redemption Requirements. There are no authorized or outstanding options, warrants, Equity Securities, calls, rights, commitments, or agreements by which S and S or any of the S and S Shareholders is obligated to issue, deliver, or sell, or cause to be issued, delivered, or sold, any shares of capital stock or other securities of S and S. There are no outstanding contractual obligations (contingent or otherwise) of S and S to retire, repurchase, redeem, or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, S and S.

Section 2.7              Compliance with Laws. Except with respect to (i) Tax matters (for which representations and warranties are addressed exclusively in Section 2.13), (ii) employee matters (for which representations and warranties are addressed exclusively in Section 2.23), (iii) environmental and safety matters (for which representations and warranties are addressed exclusively in Section 2.24), and (iv) money laundering matters (for which representations and warranties are addressed exclusively in Section 2.25), and except as would not have a Material Adverse Effect, the business and operations of S and S are being conducted in, and have been conducted, in each case in all material respects, in accordance with all Laws and Orders applicable to S and S. Except as would not have a Material Adverse Effect, S and S has not received written notice alleging that it is in violation of any Law or Order.

Section 2.8              No Brokers or Finders. None of S and S, nor the Indemnifying S and S Shareholders has agreed to pay, or has taken any action that will result in any Person or Entity becoming obligated to pay or entitled to receive, any investment banking, brokerage, finder’s, or similar fee or commission in connection with this Agreement or the Transactions.

Section 2.9              Title to and Condition of Properties. S and S has good, valid, and marketable title to, a valid leasehold interest in, or the valid and enforceable right or license to use all of its properties and assets (whether real, personal, or mixed, and whether tangible or intangible) reflected as owned in its books and records, free and clear of all Liens other than Permitted Liens. S and S owns or holds under valid leases or other rights to use all real property, plants, machinery, equipment, and all assets necessary for the conduct of its business as presently conducted, except where the failure to own or hold leases or rights related to such property, plants, machinery, equipment, and assets would not have a Material Adverse Effect on S and S. No Person other than S and S owns or has any right to the use or possession of the assets used in S and S’s business. The material buildings, plants, machinery, and equipment necessary for the conduct of the business of S and S as presently conducted are structurally sound, are in good operating condition and repair and are adequate for the uses to which they are currently being put or would be put in the Ordinary Course of Business, in each case, taken as a whole, ordinary wear and tear excepted, and none of such buildings, plants, machinery, or equipment is in need of maintenance or repairs, except for ordinary, routine maintenance, and repairs that are not material in nature or cost.

Section 2.10          Absence of Undisclosed Liabilities. S and S has no debt, obligation, or liability that would be required to be reflected on a balance sheet prepared in accordance with GAAP arising out of any transaction entered into prior to the Closing Date or any act or omission prior to the Closing Date, that individually or taken together, would constitute a Material Adverse Effect on S and S. S and S has no debt, obligation, or liability to any of the S and S Shareholders that is not specifically set forth on or reserved against on the unaudited balance sheet (the “Balance Sheet”) of S and S as of September 30, 2020 (the “Balance Sheet Date”), which Balance Sheet, in addition to S and S’s unaudited income statement and statements of cash flows for the three and nine months ended September 30, 2020 and 2019, will be prepared by S and S and delivered to Kona Gold no later than the Signing Date. The financial statements of S and S as of the Balance Sheet Date are consistent with the books and records of S and S and fairly present in all material respects the financial condition, material properties and assets (real and personal) owned or leased by S and S, and the liabilities of S and S, as applicable, taken as a whole, as of the dates and periods indicated, and were prepared in accordance with the past accounting practices followed by S and S, consistently applied (except as otherwise indicated therein or in the notes thereto). S and S shall also have delivered its financial statements for its fiscal years ended December 31, 2018 and 2019 no later than the Signing Date, which financial statements shall be capable of being audited by a PCAOB registered independent public accounting firm for use in Kona Gold’s filings with the SEC.

Section 2.11          Changes. Except as otherwise contemplated by this Agreement, S and S has not, since the Balance Sheet Date:

(a)                Ordinary Course of Business. Conducted its business or entered into any transaction other than in the Ordinary Course of Business, except for entering into this Agreement and the transactions contemplated hereby;

(b)               Adverse Changes. Suffered or experienced a Material Adverse Effect;

(c)                Loans. Made any loans or advances to any Person other than in the Ordinary Course of Business;

(d)                Compensation and Bonuses. Other than in the Ordinary Course of Business, made any payments of any bonuses or increased compensation other than regular salary payments or regular payments on any of its debts, to any of its shareholders, directors, officers, employees, independent contractors, or consultants or entry into by it of any employment, severance, or similar contract with any director, officer, or employee, independent contractor, or consultant; or adopted, or materially increased in the payments to or benefits under, any profit sharing, bonus, savings, insurance, pension, retirement, or other employee benefit plan for or with any of its employees;

(e)                Liens. Created or permitted to exist any Lien on any of its properties or assets other than Permitted Liens;

(f)                 Capital Stock. Issued, sold, disposed of, or encumbered, or authorized the issuance, sale, disposition, or encumbrance of, or granted or issued any option to acquire any shares of its capital stock or any other of its securities or any Equity Security, or altered the terms of any of its outstanding securities or made any change in its outstanding shares of capital stock or its capitalization, whether by reason of reclassification, recapitalization, stock split, combination, exchange, or readjustment of shares, stock dividend, or otherwise; changed its authorized or issued capital stock; granted any stock option or right to purchase shares of its capital stock; issued any security convertible into any of its capital stock; granted any registration rights with respect to shares of its capital stock; purchased, redeemed, retired, or otherwise acquired any shares of its capital stock; or declared or paid any dividend or other distribution or payment in respect of shares of capital stock of any other entity other than in the Ordinary Course of Business;

(g)                Dividends. Declared, set aside, made, or paid any dividend or other distribution to any of its shareholders other than in the Ordinary Course of Business;

(h)               Material Contracts. Terminated any of its Material Contracts except for termination upon expiration in accordance with the terms of such agreements;

(i)                  Claims. Released, waived, or cancelled any claims relating to or affecting S and S in excess of $5,000.00 in the aggregate or instituted or settled any Proceeding involving in excess of $5,000.00 in the aggregate;

(j)                  Discharged Liabilities. Paid or satisfied any liability of S and S in excess of $5,000.00 in the aggregate, other than liabilities incurred in the Ordinary Course of Business;

(k)                Indebtedness. Created, incurred, or assumed any Indebtedness in excess of $10,000.00 in the aggregate, other than contractual obligations incurred in the Ordinary Course of Business, which shall be not more than $315,000.00;

(l)                  Guarantees. Guaranteed any obligation or net worth of any Person in excess of $5,000.00;

(m)             Acquisitions. Acquired the capital stock or other securities or any ownership interest in, or substantially all of the assets of, any other Person;

(n)               Accounting. Materially changed its method of accounting or the accounting principles or practices utilized in the preparation of its financial statements, except changes made in contemplation of the transactions entered into under this Agreement; or

(o)               Agreements. Entered into any agreement to do any of the foregoing.

Section 2.12          Material Contracts.

(a)                Material Contracts. Prior to the Closing Date, S and S and the Indemnifying S and S Shareholders have delivered to Kona Gold and the Merger Sub, true, correct, and complete copies of each of S and S’s Material Contracts.

(b)               No Defaults. The Material Contracts of S and S are valid and binding agreements of S and S, as applicable, and are in full force and effect and are enforceable in accordance with their terms. Except as would not have a Material Adverse Effect, S and S is not in breach or default of any of its Material Contracts and, to the knowledge of S and S and the Indemnifying S and S Shareholders, no other party to any of its Material Contracts is in breach or default thereof. Except as would not have a Material Adverse Effect, to the knowledge of S and S and the Indemnifying S and S Shareholders no circumstance currently exists that (with or without notice or lapse of time) would (i) contravene, conflict with, or result in a violation or breach of, or become a default or event of default under, any provision of any of its Material Contracts or (ii) permit S and S or any other Person to such Material Contract the right to declare a default, to accelerate the maturity or performance of, or to cancel or terminate any of its Material Contracts. Neither S and S nor either of the Indemnifying S and S Shareholders has received any written notice of, and neither of the Indemnifying S and S Shareholders has any knowledge of any pending or threatened cancellation, revocation, or termination of, any of S and S’s Material Contracts to which it is a party.

Section 2.13          Tax Returns and Audits.

(a)                Tax Returns. (i) All material income Tax Returns required to be filed by or on behalf of S and S have been timely filed and all such Tax Returns were (at the time they were filed) true, correct, and complete in all material respects; (ii) all Taxes of S and S required to have been paid (whether or not reflected on any Tax Return) have been fully and timely paid, except those Taxes that are presently being contested in good faith or for which an adequate reserve for the payment of such Taxes has been established on the Balance Sheet; (iii) no waivers of statutes of limitation have been given or requested by S and S in connection with any Tax Returns covering S and S or with respect to any Taxes payable by it which are still in effect; (iv) no Governmental Body in a jurisdiction where S and S does not file Tax Returns has made a written claim, assertion or threat to S and S that S and S is or may be subject to taxation by such jurisdiction; (v) S and S has duly and timely collected or withheld, paid over, and reported to the appropriate Governmental Body all amounts required to be so collected or withheld for all periods under all applicable Tax laws; (vi) there are no Liens with respect to Taxes on the property or assets of S and S other than Permitted Liens; (vii) there are no Tax rulings, requests for rulings, or closing agreements relating directly to S and S for any period (or portion of a period) that would affect any period after the date hereof; and (viii) any adjustment of Taxes of S and S made by a Governmental Body in any examination that S and S is required to report to the appropriate provincial, local, or foreign taxing authorities has been reported, and any additional Taxes due with respect thereto have been or will be timely paid. To the knowledge of S and S and the Indemnifying S and S Shareholders, no state of fact exists or has existed that would constitute ground for the assessment against S and S of any additional Tax liability by any Governmental Body.

(b)               No Adjustments, Changes. Neither S and S nor any other Person on behalf of S and S (i) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of provincial, local or foreign law or (ii) has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of provincial, local, or foreign law.

(c)                No Disputes. There is no pending audit, examination, investigation, dispute, proceeding, or claim with respect to any Taxes of or Tax Return filed or required to be filed by S and S. S and S and the Indemnifying S and S Shareholders have made available to Kona Gold and the Merger Sub true, correct, and complete copies of all Tax Returns, examination reports, and statements of deficiencies filed, assessed or asserted against or agreed to by S and S since its inception in June 2018, and any and all correspondence with respect to the foregoing. S and S does not have any outstanding closing agreement, ruling request, request for consent to change a method of accounting, subpoena, or request for information to or from a Governmental Body in connection with any Tax matter.

(d)                No Tax Allocation, Sharing. S and S is not a party to any Tax allocation or sharing agreement. S and S (i) has not been a member of a Tax Group filing a consolidated income Tax Return under Section 1501 of the Code (or any similar provision of provincial, local, or foreign law) and (ii) does not have any liability for Taxes for any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of provincial, local, or foreign law) as a transferee or successor, by contract or otherwise.

(e)                Certain Deductions. S and S has not taken or claimed any deductions or credits on its U.S. federal Tax Returns that are disallowed under Section 280E of the Code.

Section 2.14          Material Assets. The financial statements of S and S reflect the material properties and assets (real and personal) owned or leased by them.

Section 2.15          Insurance. Section 2.15 of the S and S Disclosure Schedule sets forth a true and complete list of all insurance policies covering the assets, rights, business, equipment, properties, operations, employees, officers, and directors of S and S. Each such insurance policy and bond is in full force and effect, and S and S has not received written notice of any cancellation or threat of cancellation of such insurance policy or bond.

Section 2.16          Litigation; Orders. There is no Proceeding pending or threatened in writing affecting S and S or any of its properties, assets, business, or employees in their capacity as employees of S and S. Except as is set forth on Schedule 2.16 of the S and S Disclosure Schedule, and except as would not have a Material Adverse Effect, S and S has not received any written opinion or memorandum or legal advice from their legal counsel to the effect that S and S is exposed, from a legal standpoint, to any liability that would be material to its business. S and S is not engaged in any Proceeding to recover monies due it or for damages sustained by it.

Section 2.17          Licenses. Except as would not have a Material Adverse Effect, S and S possesses from each appropriate Governmental Body all licenses, permits, authorizations, approvals, and certifications that are required by Law for it to engage in its business as currently conducted and to permit it to own and use its properties and assets in the manner in which it currently owns and uses such properties and assets (collectively, “Permits”). Except as would not have a Material Adverse Effect, S and S has not received any written notice from any Governmental Body that (x) S and S fails to possess a Permit required for S and S to engage in its business as currently conducted and to permit S and S to own and use its properties and assets in the manner in which it currently owns and uses such properties and assets, (y) S and S has Breached any Permit, or (z) a Permit has been, or is threatened to be, revoked, cancelled or terminated by such Governmental Body. Except as would not have a Material Adverse Effect, the Permits are valid and in full force and effect. Except as would not have a Material Adverse Effect, all outstanding applications required to have been filed for the renewal of such Permits as of the Closing Date have been duly filed on a timely basis with the appropriate Governmental Body.

Section 2.18          Interested Party Transactions. Except as set forth on Schedule 2.18 of the S and S Disclosure Schedule, to the knowledge of S and S and the Indemnifying S and S Shareholders, no officer, director, or shareholder of S and S or any Related Person or “associate” (as such term is defined in Rule 405 of the SEC under the Securities Act) of such officer, director, or shareholder of S and S, either, (a) furnishes or sells services or products to S and S (or that are furnished or sold by S and S) or (b) is a party to any Material Contract in effect as of the date hereof with S and S. “Related Person” means: (y) with respect to an individual officer, director or shareholder of S and S, such individual’s immediate family, which shall include the individual’s spouse, parents, children, and siblings, and (z) with respect to an Entity that is an officer, director or shareholder of S and S, any other Entity or individual that controls, is controlled by, or is under common control with such specified Entity.

Section 2.19          Governmental Inquiries. S and S and the Indemnifying S and S Shareholders have made available to Kona Gold and the Merger Sub a copy of each material written inspection report, questionnaire, inquiry, demand, or request for information received by S and S and the Indemnifying S and S Shareholders from, and each material written statement, report or other document filed by S and S in response thereto with, any Governmental Body since its inception in June 2018.

Section 2.20          Bank Accounts. Schedule 2.20 of the S and S Disclosure Schedule discloses the title and number of each bank or other deposit or financial account, the financial institution at which that account is maintained, and the names of the persons authorized to draw against the account or otherwise have access to the account, as the case may be.

Section 2.21          Intellectual Property. The Intellectual Property S and S uses in its business as presently conducted is owned by S and S or is properly licensed by or to S and S. Schedule 2.21 of the S and S Disclosure Schedule lists all of the following items of Intellectual Property of S and S: (a) all United States and foreign issued design patents and utility patents, all pending applications filed by Company or any Subsidiary of Company relating to any inventions or designs and all renewals, reissues, divisionals, continuations, continuations-in-part and extensions of the foregoing; (b) all registered trademarks, registered service marks and trademark and service mark applications; (c) all registered copyrights and copyright applications and all renewals and extensions; (d) all domain name registrations, and (e) all in-licenses and out-licenses (excluding (i)shrink-wrap, click-wrap, click-through or other similar licenses with respect to off-the-shelf or generally available personal computer software, or (ii) Intellectual Property licenses included in Material Contracts), under which S and S is entitled to receive, or obligated to pay, fees of more than $15,000 per year following the Closing.

Section 2.22          Stock Option Plans; Employee Benefits. Schedule 2.22 lists the S and S employee benefit plans covering their present employees or that otherwise provide benefits to such employees in respect of services provided to S and S.

Section 2.23          Employee Matters.

(a)                S and S is not a party to any agreement (including, without limitation, any confidentiality, non-competition, or proprietary rights agreement) with a current employee of S and S that in any way restricts or adversely affects the ability of S and S to conduct its business in the Ordinary Course of Business consistent with past practices.

(b)               Except as otherwise set forth on Schedule 2.23 of the S and S Disclosure Schedule, S and S has no employees, directors, officers, consultants, independent contractors, representatives, or agents whose contract of employment or engagement with S and S, as applicable, requires more than 90 days prior notice by S and S to terminate such contract.

(c)                S and S is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions, or employment wages and hours, and is not engaged in any unfair labor practice. There is no labor strike, dispute, shutdown, or stoppage actually pending o threatened in writing against or affecting S and S.

Section 2.24          Environmental and Safety Matters. Except as would not have a Material Adverse Effect:

(a)                S and S is in material compliance with all Environmental Laws and Orders applicable to S and S, as applicable.

(b)               There are no Proceedings pending or threatened in writing against S and S alleging S and S’s violation of any Environmental Law or Environmental Permit applicable to S and S or alleging that S and S is a responsible party for any environmental site contamination.

(c)                To the knowledge of S and S and the Indemnifying S and S Shareholders, neither this Agreement nor the consummation of the Transactions contemplated by this Agreement require the consent of any Governmental Body under any Environmental Laws applicable to S and S.

Section 2.25          Inventories. The inventory of S and S reflected on the Balance Sheet is of good, usable, and merchantable quality in all material respects, and, except as reflected on the Balance Sheet, do not include a material amount of obsolete or discontinued items. Additionally, (a) all such inventories are of such quality as to meet in all material respects the quality control standards of S and S, (b) all such inventories are recorded on the books at the lower of cost or market value determined in accordance with the accounting practices followed by S and S, consistently applied, and (c) no write-down in inventory not reflected in the financial statements of S and S has been made since S and S’s inception in June 2018.

Section 2.26          Money Laundering Laws. Other than as may arise based on cannabis continuing to be categorized as a Schedule 1 controlled substance, if applicable, to the knowledge of the Indemnifying S and S Shareholders the operations of S and S are and have been conducted at all times in compliance in all material respects with applicable financial record-keeping and reporting requirements of the money laundering statutes of all U.S. and non-U.S. jurisdictions, the rules and regulations thereunder, and any related or similar rules, regulations, or guidelines, issued, administered, or enforced by any Governmental Body (collectively, the “Money Laundering Laws”) and no Proceeding involving S and S with respect to the Money Laundering Laws is pending or threatened in writing.

Section 2.27          Records. True and complete copies of the books of account, minute books, and stock record books of S and S have been made available to Kona Gold.

Section 2.28          Disclaimer of Other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 2 AS QUALIFIED BY THE S AND S DISCLOSURE SCHEDULES, NONE OF S AND S, THE INDEMNIFYING S AND S SHAREHOLDERS, OR ANY OTHER PERSON, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATIVE OF S AND S OR THE S AND S SHAREHOLDERS, ON BEHALF OF S AND S OR THE S AND S SHAREHOLDERS, MAKES ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO (A) S AND S, THE S AND S SHAREHOLDERS OR THEIR RESPECTIVE AFFILIATES, (B) THE BUSINESS OR THE OPERATIONS, ASSETS, PROSPECTS OR FINANCIAL CONDITION OF S AND S OR ITS AFFILIATES (C) THE INCOME POTENTIALLY TO BE DERIVED FROM THE BUSINESS OR S AND S OR ITS AFFILIATES OR THE VALUE OF THE BUSINESS OR S AND S OR ITS AFFILIATES, (D) THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY ANCILLARY AGREEMENT, OR (E) ANY OTHER MATTER WHATSOEVER.

Article 3
REPRESENTATIONS AND WARRANTIES OF KONA GOLD AND THE MERGER SUB

Kona Gold and the Merger Sub, jointly and severally, hereby represent and warrant to the S and S Shareholders as of the Signing Date:

Section 3.1              Organization; Good Standing.

(a)                Kona Gold is a corporation duly incorporated, validly existing, and in good standing under the laws of Nevada, has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents, and approvals to carry on its business as presently conducted and as contemplated to be conducted, to own, hold, and operate its properties and assets as now owned, held, and operated by it, to enter into this Agreement, and to carry out the provisions hereof, except where the failure to be in good standing or to have such governmental licenses, authorizations, consents, and approvals will not, in the aggregate, either (i) have a Material Adverse Effect on Kona Gold or (ii) impair the ability of Kona Gold to perform its material obligations under this Agreement. Kona Gold is duly qualified, licensed, or domesticated as a foreign corporation in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased requires such qualification, licensing, or domestication, except where the failure to be so qualified, licensed, or domesticated will not have a Material Adverse Effect. Unless the context otherwise requires, all references in this Article 7 to “Kona Gold” shall be treated as being a reference to Kona Gold and the Merger Sub taken together as one enterprise.

(b)               The Merger Sub is a corporation duly incorporated and existing in good standing under the laws of the State of Wisconsin, has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents, and approvals to enter into this Agreement and to carry out the provisions hereof, except where the failure to be in good standing, or to have such governmental licenses, authorizations, consents, and approvals will not, in the aggregate, impair the ability of the Merger Sub to perform its material obligations under this Agreement. The Merger Sub was formed specifically for the purpose of the Merger and has not conducted any business or acquired any property, and will not conduct any business or acquire any property prior to the Closing Date, except in preparation for and otherwise in connection with the Transactions contemplated by this Agreement.

Section 3.2              Kona Gold Common Stock. As of the date hereof, the authorized capital of Kona Gold consists of (i) 2,500,000,000 shares of Common Stock, par value $0.00001 per share, of which 778,052,603 shares are issued and outstanding and (ii) 10,000,000 shares of preferred stock, par value $0.00001 per share, consisting of (w) 1,200,000 shares designated as Series B Preferred Stock, of which 488,000 shares are issued and outstanding, (x) 250 shares designated as Series C Preferred Stock, of which 140 shares are issued and outstanding, (y) 500,000 shares designated as Series D Preferred Stock, of which 500,000 shares are issued and outstanding, and (z) 8,299,750 undesignated shares that constitute “blank check” preferred stock. Except as described in the Kona Gold Securities Disclosure Reports (as defined below), there are no outstanding shares of capital stock or options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights), or agreements, orally or in writing, to purchase or acquire from Kona Gold any shares of Kona Gold capital stock. The Merger Securities, when issued in connection with this Agreement, will be duly authorized, validly issued, fully paid, and nonassessable. To the knowledge of Kona Gold, none of the outstanding capital or other securities of Kona Gold was issued, redeemed or repurchased in violation of the Securities Act, or any other securities or “blue sky” laws.

Section 3.3              The Merger Sub Common Stock. The authorized capital stock of the Merger Sub consists of 1,000 shares of common stock (the “Merger Sub Common Stock”), of which 1,000 shares of the Merger Sub Common Stock are issued and outstanding. All of the outstanding Merger Sub Common Stock is owned by Kona Gold. All outstanding shares of the Merger Sub Common Stock are validly issued and outstanding, fully paid, and non-assessable, and none of such shares of the Merger Sub Common Stock has been issued in violation of the preemptive rights of any Person. The Merger Sub has no outstanding options, rights, or commitments to issue any Equity Securities, and there are no outstanding securities convertible or exercisable into or exchangeable for Equity Securities of the Merger Sub.

Section 3.4              Articles of Incorporation and Bylaws. The articles of incorporation and bylaws of Kona Gold and Merger Sub that have been made available to S and S prior to the date hereof are true and complete and have not been amended or repealed. To the knowledge of the Kona Gold, neither Kona Gold nor Merger Sub is in Breach of any of the provisions of its articles of incorporation or bylaws, except for such violations or breaches that, in the aggregate, will not have a Material Adverse Effect on Kona Gold or the Surviving Corporation.

Section 3.5              Subsidiaries. Other than Merger Sub, Kona Gold does not own, directly or indirectly, any equity or other ownership interest in any Entity. Kona Gold does not have any direct or indirect interests of stock ownership or otherwise in any Entity, and is not party to any agreement to acquire such an interest.

Section 3.6              Authority; Binding Nature of Agreements.

(a)                The execution, delivery, and performance of this Agreement and all other agreements and instruments contemplated to be executed and delivered by Kona Gold and the Merger Sub in connection herewith have been duly authorized by all necessary corporate action on the part of Kona Gold and its board of directors in the case of Kona Gold, and the Merger Sub and its board of directors in the case of the Merger Sub.

(b)               This Agreement and all other agreements and instruments contemplated to be executed and delivered by Kona Gold and the Merger Sub constitute the legal, valid, and binding obligation of each of Kona Gold and the Merger Sub, enforceable against each of Kona Gold and the Merger Sub in accordance with their terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity regardless of whether such enforceability is considered in a proceeding in law or equity.

(c)                There is no pending Proceeding, and, to Kona Gold’s knowledge, no Person has threatened to commence any Proceeding that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the Transactions or either of Kona Gold’s or the Merger Sub’s ability to comply with or perform its obligations and covenants under this Agreement, and, to the knowledge of Kona Gold, no event has occurred, and no claim, dispute, or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

Section 3.7              Consents; Non-contravention. Except for Consents, filings, or notices required under the state and federal securities Laws or any other Laws or regulations or as otherwise contemplated in this Agreement, Kona Gold and the Merger Sub will not be required to make any filing with or give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or the consummation or performance of the Transactions. The execution and delivery of this Agreement, and the consummation of the Transactions, by Kona Gold and the Merger Sub will not, directly or indirectly (with or without notice or lapse of time):

(a)                contravene, conflict with, or result in a violation of (i) Kona Gold’s Certificate of Incorporation or Bylaws, (ii) any resolution adopted by Kona Gold’s board of directors or any committee thereof or the stockholders of Kona Gold, (iii) the Merger Sub’s Articles of Incorporation or Bylaws, or (iv) any resolution adopted by the Merger Sub’s board of directors or any committee thereof;

(b)               contravene, conflict with, or result in a material violation of, or give any Governmental Body the right to challenge the Transactions or to exercise any remedy or obtain any relief under, any legal requirement or any Order to which Kona Gold, its securities or any material assets owned or used by it are subject;

(c)                to the knowledge of Kona Gold, cause its securities or any material assets owned or used by Kona Gold to be reassessed or revalued by any taxing authority or other Governmental Body;

(d)                contravene, conflict with, or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Kona Gold or that otherwise relates to Kona Gold’s business, its securities or to any of the material assets owned or used by Kona Gold, where such contravention, conflict, violation, revocation, withdrawal, suspension, cancellation, termination, or modification would have a Material Adverse Effect on Kona Gold;

(e)                contravene, conflict with, or result in a material violation or material breach of, or material default under, any Material Contract to which Kona Gold is a party;

(f)                 give any Person the right to any payment by Kona Gold or give rise to any acceleration or change in the award, grant, vesting, or determination of options, warrants, rights, severance payments, or other contingent obligations of any nature whatsoever of Kona Gold in favor of any Person, in any such case as a result of the Transactions; or

(g)                result in the imposition or creation of any Lien upon or with respect to any material asset owned or used by Kona Gold other than Permitted Liens.

Section 3.8              Finders and Brokers.

(a)                Neither Kona Gold nor any Person acting on behalf of Kona Gold has engaged any finder, broker, intermediary, or any similar Person in connection with the Transactions.

(b)               Kona Gold has not entered into a contract or other agreement that provides that a fee shall be paid to any Person or Entity if the Transactions are consummated.

Section 3.9              Reports and Financial Statements; Absence of Certain Changes.

(a)                Kona Gold has filed all reports required to be filed with the OTCM under its ARS since not later than December 31, 2017 (all such reports filed from and after such date, including those to be filed prior to the Closing Date and all registration statements and prospectuses filed by Kona Gold with the SEC, are collectively referred to as the “Kona Gold Securities Disclosure Reports”). All of the Kona Gold Securities Disclosure Reports, as of their respective dates of filing (or if amended or superseded by a filing prior to the Signing Date, then on the date of such filing): (i) complied in all material respects as to form with the applicable requirements of the OTCM or the Securities Act or the Exchange Act and the rules and regulations thereunder, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements of Kona Gold included in the Kona Gold Securities Disclosure Reports comply in all material respects with the published rules and regulations of the OTCM or the SEC, as applicable, with respect thereto, and any such audited financial statements (i) were prepared from the books and records of Kona Gold, (ii) were prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes or schedules thereto), and (iii) present fairly the financial position of Kona Gold as of the dates thereof and the results of operations and cash flows for the periods then ended. The unaudited financial statements included in the Kona Gold Securities Disclosure Reports comply in all material respects with the published rules and regulations of the OTCM or the SEC, as applicable, with respect thereto; and such unaudited financial statements (i) were prepared from the books and records of Kona Gold, (ii) were prepared in accordance with GAAP, except as otherwise permitted under the ARS or the Exchange Act and the rules and regulations thereunder, on a consistent basis (except as may be indicated therein or in the notes or schedules thereto), and (iii) present fairly and accurately the financial position of Kona Gold as of the dates thereof and the results of operations and cash flows (or changes in financial condition) for the periods then ended, subject to normal year-end adjustments and any other adjustments described therein or in the notes or schedules thereto.

(b)               Except as specifically contemplated by this Agreement or reflected in the Kona Gold Securities Disclosure Reports, since September 30, 2020, there has not been (i) any material adverse change in Kona Gold’s business, assets, liabilities, or operations, and, to the knowledge of Kona Gold, no event has occurred that is likely to have a Material Adverse Effect on Kona Gold’s business, assets, liabilities, or operations, (ii) any declarations setting aside or payment of any dividend or distribution with respect to the Kona Gold Common Stock other than consistent with past practices, (iii) any material change in Kona Gold’s accounting principles, procedures, or methods, (iv) any cancellation in writing of any material customer contract, or (v) any loss of any customer relationship that would have a material adverse effect on Kona Gold’s business, assets, liabilities, or operations.

Section 3.10          Compliance with Applicable Law. Except as disclosed in the Kona Gold Securities Disclosure Reports filed prior to the Signing Date and except to the extent that the failure or violation would not in the aggregate have a Material Adverse Effect on the business, results of operations, or financial condition of Kona Gold, to Kona Gold’s knowledge, (i) Kona Gold holds all Governmental Authorizations necessary for the lawful conduct of its business under and pursuant to, and the business of Kona Gold is not being conducted in violation of, any Governmental Authorization applicable to Kona Gold; (ii) the business and operations of Kona Gold are being conducted in, and have been conducted in, accordance with all Laws and Orders applicable to Kona Gold. Except as would not have a Material Adverse Effect, Kona Gold has not received written notice alleging it is in violation of any Law or Order.

Section 3.11          Litigation; Orders. There is no Proceeding pending or, to the knowledge of Kona Gold, threatened in writing affecting Kona Gold or any of its properties, assets, business, or employees in their capacity as employees of Kona Gold. Except as would not have a Material Adverse Effect, Kona Gold has not received any written opinion or memorandum or legal advice from their legal counsel to the effect that Kona Gold is exposed, from a legal standpoint, to any liability that would be material to its business. Kona Gold is not engaged in any Proceeding to recover monies due it or for damages sustained by it.

Section 3.12          Money Laundering Laws. Other than as may arise based on cannabis continuing to be categorized as a Schedule 1 controlled substance, if applicable, to the knowledge of Kona Gold, the operations of Kona Gold are and have been conducted at all times in compliance in all material respects with applicable Money Laundering Laws and no Proceeding involving Kona Gold with respect to the Money Laundering Laws is pending or, to the knowledge of Kona Gold, threatened.

Section 3.13          Complete Copies of Requested Reports. Kona Gold and the Merger Sub have delivered or made available true and complete copies of each document that has been reasonably requested by S and S.

Section 3.14          Full Disclosure. Neither this Agreement nor, to the knowledge of Kona Gold, Kona Gold’s Registration Statement on Form S-1 filed with the SEC on July 16, 2020, and as amended on October 26, 20120, November 24, 2020, and December 14, 2020 and its final prospectus filed with the SEC on January 7, 2021, or any of the Kona Gold Securities Disclosure Reports filed with the OTCM or the SEC thereafter, contains any untrue statement of material fact; and none of such documents omits to state any material fact necessary to make any of the representations, warranties, or other statements or information contained herein or therein not misleading.

Article 4
COVENANTS OF S AND S

The covenants and agreements set forth in this Article 4 shall only apply from the Signing Date until the earlier of the Closing or the termination of this Agreement pursuant to Article 10, and shall not form the basis for any claim for indemnification under Article 6 if the Closing occurs.

Section 4.1              Access and Investigation. S and S shall use commercially reasonable efforts to ensure that, during the Pre-Closing Period:

(a)                S and S and their Representatives provide Kona Gold, the Merger Sub, and their Representatives reasonable access, during normal business hours of S and S and with forty-eight (48) hours’ notice from Kona Gold and/or the Merger Sub to S and S, to all of the premises and assets of S and S, to all existing books, records, Tax Returns, work papers, and other documents and information relating to S and S, and to responsible officers and employees of S and S, and S and S and its Representatives shall provide Kona Gold and its Representatives, upon reasonable request, with copies of such existing books, records, Tax Returns, work papers, and other documents and information relating to S and S as Kona Gold and/or the Merger Sub may request in good faith; provided, however, that (i) such access must not unreasonably disrupt the normal operations of S and S, and (ii) S and S shall not be required to take any action that would constitute a waiver of the attorney-client or other privilege; and

(b)               Each of S and S and its Representatives confer regularly with Kona Gold and the Merger Sub upon their reasonable request, concerning operational matters and otherwise report regularly (not less than semi-monthly and as Kona Gold and the Merger Sub may otherwise reasonably request) to Kona Gold and the Merger Sub and discuss with Kona Gold, the Merger Sub, and their Representatives concerning the status of the business, condition, assets, liabilities, operations, and financial performance of S and S, and notify Kona Gold and the Merger Sub of any material change in the business, condition, assets, liabilities, operations, and financial performance of S and S within five (5) Business Days of becoming aware of such material change.

Section 4.2              Operation of the Business. S and S shall ensure that, during the Pre-Closing Period, except (i) as otherwise set forth in or contemplated by this Agreement (including any conditions to Closing herein) or (ii) with the prior written consent of Kona Gold, which consent shall not be unreasonably withheld, delayed, denied, or conditioned:

(a)                Except as otherwise set forth in the S and S Disclosure Schedule, it shall use commercially reasonable efforts to conduct its operations in the Ordinary Course of Business and in substantially the same manner as such operations have been conducted prior to the Signing Date;

(b)               It shall use its commercially reasonable efforts to preserve intact its current business organization, keep available and not terminate the services of its current officers and employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees, and other Persons having business relationships with S and S;

(c)                It shall not declare, accrue, set aside, or pay any dividend or make any other distribution in respect of any shares of its capital stock other than in the Ordinary Course of Business, and shall not repurchase, redeem, or otherwise reacquire any shares of its capital stock or other securities;

(d)                Except as set forth in the S and S Disclosure Schedule, it shall not sell or otherwise issue (or grant any warrants, options, or other rights to purchase) any shares of capital stock or any other securities;

(e)                It shall not amend its charter documents, corporate governance documents, or other Organizational Documents, and shall not affect or become a party to any recapitalization, reclassification of shares, stock split, reverse stock split, or similar transaction, other than as necessary to enable the transactions contemplated under this Agreement;

(f)                 It shall not form any subsidiary or acquire any equity interest or other interest in any other Entity;

(g)                Except as set forth in the S and S Disclosure Schedule, it shall not establish or adopt any employee benefit plan, and shall not pay any bonus or make any profit sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits, or other compensation or remuneration payable to, any of its directors, officers, or employees other than in the Ordinary Course of Business;

(h)               It shall not change any of its methods of accounting or accounting practices in any respect, other than as necessary to enable the transactions contemplated under this Agreement;

(i)                  It shall not make any Tax election;

(j)                  It shall not commence or take any action or fail to take any action that results in the commencement of any Proceeding;

(k)                It shall not (i) acquire, dispose of, transfer, lease, license, mortgage, pledge, or encumber any fixed or other assets, other than in the Ordinary Course of Business; (ii) incur, assume, or prepay any Indebtedness or obligation or any other liabilities or issue any debt securities, other than in the Ordinary Course of Business; (iii) assume, guarantee, endorse for the obligations of any other person, other than in the Ordinary Course of Business; (iv) make any loans, advances, or capital contributions to, or investments in, any other Person, other than in the Ordinary Course of Business; or (v) fail to maintain insurance consistent with past practices for its business and property;

(l)                  It shall pay any overdue Taxes and file any overdue Tax Returns, if applicable;

(m)             Except as otherwise set forth in the S and S Disclosure Schedule, it shall not enter into or amend any agreements pursuant to which any other Person is granted distribution, marketing, or other rights of any type or scope with respect to any of its services, products, or technology other than in the Ordinary Course of Business;

(n)               It shall not hire any new officer-level employee without first consulting with Kona Gold;

(o)               It shall not revalue any of its assets, including, without limitation, writing-down the value of inventory or writing-off notes or accounts receivable except in the Ordinary Course of Business; and

(p)               It shall not enter into any transaction or take any other action that would cause a Material Adverse Effect.

Section 4.3              Filings and Consents; Cooperation. During the Pre-Closing Period, S and S shall use commercially reasonable efforts to ensure that:

(a)                Each filing or notice required to be made or given to a Governmental Body (pursuant to any applicable Law or Order) by S and S in connection with the execution and delivery of this Agreement, or in connection with the consummation or performance of the Transactions, is made or given as of the Closing;

(b)               Each Consent set forth on Section 2.15 of the S and S Disclosure Schedule that is required to be obtained (pursuant to any applicable Law, Order, or contract or otherwise) by S and S in connection with the execution and delivery of this Agreement, or in connection with the consummation or performance of the Transactions, is obtained as of the Closing;

(c)                It delivers to Kona Gold by the Closing written evidence of each filing made, each notice given, and each Consent obtained by S and S as of the Closing; and

(d)                It and its Representatives reasonably cooperate with Kona Gold, the Merger Sub, and their Representatives, and make available such documents and take such other actions as Kona Gold may reasonably request in good faith, in connection with any filing, notice, or Consent that Kona Gold or the Merger Sub is required or elects to make, give, or obtain.

Section 4.4              Certain Notices. During the Pre-Closing Period, S and S and the Indemnifying S and S Shareholders shall promptly notify Kona Gold in writing of the discovery by any of them of any event, condition, fact, or circumstance that, to their knowledge, occurred after the Signing Date but prior to the Closing Date, which results in a material Breach of any of their representations and warranties set forth in this Agreement (as qualified by the S and S Disclosure Schedule), or otherwise causes any of the conditions of Closing set forth in Article 7 not to be satisfied; provided, that such notice shall be considered timely if it is given within 10 days after S and S’s executive officers or directors or the Indemnifying S and S Shareholders come to know of the existence of such event, condition, fact, or circumstance.

Section 4.5              Commercially Reasonable Efforts. During the Pre-Closing Period, S and S shall use its commercially reasonable efforts to cause the conditions set forth in Article 7 to be satisfied prior to Closing, it being understood that S and S and Kona Gold desire to complete the Merger prior to the Outside Date.

Section 4.6              Confidentiality; Publicity. S and S shall take commercially reasonable efforts to ensure that:

(a)                it and its Representatives keep strictly confidential the terms of this Agreement prior to the issuance or dissemination of any mutually agreed upon press release or other disclosure of the Transactions; and

(b)               neither it nor any of its Representatives issues or disseminates any press release or other publicity regarding any of the Transactions; except in each case to the extent that it is required by Law to make any such disclosure regarding such Transactions or as separately agreed by the parties; provided, however, that if it is required by Law to make any such disclosure, S and S shall advise Kona Gold and the Merger Sub, at least five (5) Business Days before making such disclosure, of the nature and content of the intended disclosure.

Section 4.7              Financial Statements. During the Pre-Closing Period, upon reasonable request by Kona Gold, S and S will use commercially reasonable efforts to assist Kona Gold in preparing financial statements for S and S (and related records), prior to the Signing Date, that are reasonably capable of being audited under GAAP within 75 days following the Signing Date.

Article 5
COVENANTS OF KONA GOLD AND THE MERGER SUB

The covenants and agreements set forth in this Article 5 shall only apply from the Signing Date until the earlier of the Closing or the termination of this Agreement pursuant to Article 10, and shall not form the basis for any claim for indemnification under Article 6 if the Closing occurs.

Section 5.1              Filings and Consents; Cooperation. Each of Kona Gold and the Merger Sub shall use commercially reasonable efforts to ensure that, during the Pre-Closing Period:

(a)                Each filing or notice required to be made or given to a Governmental Body (pursuant to any applicable Law or Order) by Kona Gold or the Merger Sub, as applicable, in connection with the execution and delivery of this Agreement, or in connection with the consummation or performance of the Transactions, is made or given as soon as possible as of the Closing;

(b)               Each Consent required to be obtained (pursuant to any applicable Law, Order, or contract or otherwise) by Kona Gold or the Merger Sub, as applicable, in connection with the execution and delivery of this Agreement, or in connection with the consummation or performance of the Transactions, is obtained as of the Closing;

(c)                Kona Gold and/or the Merger Sub, as applicable, promptly delivers to S and S written evidence of each filing made, each notice given, and each Consent obtained by Kona Gold and/or the Merger Sub, as applicable, during the Pre-Closing Period; and

(d)                Kona Gold, the Merger Sub, and their Representatives cooperate with S and S and its Representatives, and make available such documents and take such other actions as S and S may request in good faith, in connection with any filing, notice, or Consent that S and S is required or elects to make, give, or obtain.

Section 5.2              Certain Notices. During the Pre-Closing Period, Kona Gold and the Merger Sub shall promptly notify S and S and the Equity Representative in writing of the discovery by any of them of any event, condition, fact, or circumstance that, to their knowledge, occurred after the Signing Date but prior to the Closing Date, which results in a material Breach of any of their representations and warranties set forth in this Agreement, or otherwise causes any of the conditions of Closing set forth in Article 8 not to be satisfied; provided, that such notice shall be considered timely if it is given within 10 days after Kona Gold’s executive officers or directors come to know of the existence of such event, condition, fact, or circumstance.

Section 5.3              Commercially Reasonable Efforts. During the Pre-Closing Period, each of Kona Gold and the Merger Sub shall use its commercially reasonable efforts to cause the conditions set forth in Article 8 to be satisfied on a timely basis so that the Closing can take place on or before the Outside Date, or as soon thereafter as is reasonably practical, in accordance with Section 1.3, and shall not take any action or omit to take any action, the taking or omission of which would or could reasonably be expected to result in any of the representations and warranties of Kona Gold or the Merger Sub, as applicable, set forth in this Agreement becoming untrue or any of the conditions of Closing set forth in Article 8 not being satisfied.

Section 5.4              Disclosure of Confidential Information. Each of Kona Gold and the Merger Sub (for purposes of this Section 5.4, either party shall be considered a “Receiving Party”) acknowledges and agrees that it may receive Confidential Information of S and S or the S and S Shareholders (for purposes of this Section 5.4, either party shall be considered a “Disclosing Party”) as a Receiving Party in connection with the Transactions, including, without limitation, the S and S Disclosure Schedule and any information disclosed during its due diligence process, the public disclosure of which will harm the Disclosing Party’s business. With respect to Kona Gold and/or Merger Sub’s receipt of such Confidential Information:

(a)                The Receiving Party may use Confidential Information only in connection with the Transactions. The results of Kona Gold’s due diligence review of S and S may not be used for any other purpose other than in connection with the Transactions. Except as expressly provided in this Agreement, the Receiving Party shall not disclose Confidential Information to anyone without the Disclosing Party’s prior written consent. The Receiving Party shall take all reasonable measures to avoid disclosure, dissemination, or unauthorized use of Confidential Information, including, at a minimum, those measures it takes to protect its own Confidential Information of a similar nature. The Receiving Party shall not export any Confidential Information in any manner contrary to the export regulations of the Governmental Body to which it is subject.

(b)               The Receiving Party may disclose Confidential Information as required to comply with binding orders of Governmental Bodies that have jurisdiction over it, provided that the Receiving Party (i) gives the Disclosing Party reasonable notice (to the extent permitted by Law) to allow the Disclosing Party to seek a protective Order or other appropriate remedy, (ii) discloses only such information as is required by any Governmental Body, and (iii) uses commercially reasonable efforts to obtain confidential treatment for any Confidential Information so disclosed.

(c)                All Confidential Information shall remain the exclusive property of the Disclosing Party. The Disclosing Party’s disclosure of Confidential Information shall not constitute an express or implied grant to the Receiving Party of any rights to or under the Disclosing Party’s patents, copyrights, trade secrets, trademarks, or other Intellectual Property rights.

(d)                The Receiving Party shall notify the Disclosing Party immediately upon discovery of any unauthorized use or disclosure of Confidential Information or any other Breach of this Agreement by the Receiving Party. The Receiving Party shall cooperate with the Disclosing Party in every reasonable way to help the Disclosing Party regain possession of such Confidential Information and prevent its further unauthorized use.

(e)                The Receiving Party shall return or destroy all tangible materials embodying Confidential Information (in any form and including, without limitation, all summaries, copies, and excerpts of Confidential Information) promptly following the Disclosing Party’s written request; provided, however, that, subject to the provisions of this Agreement (including without limitation Section 11.12), the Receiving Party may retain one copy of such materials (other than attorney-client privileged materials) in the confidential, restricted access files of its legal department for use only in the event a dispute arises between the parties related to the Transactions and only in connection with that dispute. At the Disclosing Party’s option, the Receiving Party shall provide written certification of its compliance with this Section.

Section 5.5              Operation of the Business. Kona Gold shall ensure that, during the Pre-Closing Period, except (i) as otherwise set forth in or contemplated by this Agreement (including any conditions to Closing herein) or (ii) with the prior written consent of S and S, which consent shall not be unreasonably withheld, delayed, denied, or conditioned:

(a)                It shall use commercially reasonable efforts to conduct its operations in the Ordinary Course of Business and in substantially the same manner as such operations have been conducted prior to the Signing Date;

(b)               It shall use its commercially reasonable efforts to preserve intact its current business organization, keep available and not terminate the services of its current officers and employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees, and other Persons having business relationships with Kona Gold;

(c)                It shall not declare, accrue, set aside, or pay any dividend or make any other distribution in respect of any shares of its capital stock other than in the Ordinary Course of Business, and shall not repurchase, redeem, or otherwise reacquire any shares of its capital stock or other securities;

(d)                It shall not sell or otherwise issue (or grant any warrants, options, or other rights to purchase) any shares of capital stock or any other securities;

(e)                It shall not amend its charter documents, corporate governance documents, or other Organizational Documents, and shall not affect or become a party to any recapitalization, reclassification of shares, stock split, reverse stock split, or similar transaction, other than as necessary to enable the transactions contemplated under this Agreement;

(f)                 It shall not form any subsidiary or acquire any equity interest or other interest in any other Entity;

(g)                It shall not commence or take any action or fail to take any action that results in the commencement of any Proceeding;

(h)               It shall not hire any new officer-level employee without first consulting with S and S;

(i)                  It shall not revalue any of its assets, including, without limitation, writing-down the value of inventory or writing-off notes or accounts receivable except in the Ordinary Course of Business; and

(j)                  It shall not enter into any transaction or take any other action that would cause a Material Adverse Effect.

Section 5.6              Financial Statements. During the Pre-Closing Period, Kona Gold will use commercially reasonable efforts to prepare financial statements for S and S (and related records), prior to the Signing Date, that are reasonably capable of being audited under GAAP within 75 days following the Signing Date.

Article 6
INDEMNIFICATION

Section 6.1              Indemnification by the Indemnifying S and S Shareholders. Subject to the terms and conditions of this Article 7, the Indemnifying S and S Shareholders shall, jointly and severally, indemnify, and hold harmless Kona Gold, the Merger Sub, and their respective employees, officers, directors, equityholders, agents, successors, and assigns (collectively, the “Kona Gold Indemnified Parties”), from and against any loss (excluding punitive, exemplary, speculative, lost profits or revenues or diminution in value, consequential or special damages of any nature, including, without limitation, any such losses using a multiple of earnings, multiple of cash flow or similar valuation methodology), claim, damage, or expense (including out-of-pocket costs of investigation and defense and reasonable attorneys’ fees), whether or not involving a third-party claim (collectively, “Damages”), resulting from or arising out of:

(a)                the breach of any representation or warranty of S and S or the Indemnifying S and S Shareholders contained in Article 2 of this Agreement, except to the extent that any such representation or warranty relates to a specific date, in which case the breach of such representation or warranty as of such date; and

(b)               the breach by S and S or the Indemnifying S and S Shareholders of any of their respective covenants or agreements contained in this Agreement to be performed prior to the Closing.

Notwithstanding the foregoing, (i) if an Indemnifying S and S Shareholder breaches any of the representations or warranties solely applicable to such Indemnifying S and S Shareholder that are set forth in Article 2, above, or (ii) if an Indemnifying S and S Shareholder breaches any covenant or agreement solely applicable to such Indemnifying S and S Shareholder, then in each such case such Indemnifying S and S Shareholder shall be solely responsible for all applicable Damages arising from such breach and no other Indemnifying S and S Shareholder shall have any liability for the same.

Section 6.2              Indemnification by Kona Gold and Merger Sub. Subject to the terms and conditions of this Article 6, Kona Gold and Merger Sub shall, jointly and severally, indemnify, and hold harmless the S and S Shareholders, and their respective employees, officers, directors, equityholders, agents, successors, and assigns (collectively, the “S and S Indemnified Parties”), from and against any Damages, resulting from or arising out of:

(a)                the breach of any representation or warranty of Kona Gold or the Merger Sub contained in Article 3 of this Agreement, except to the extent that any such representation or warranty relates to a specific date, in which case the breach of such representation or warranty as of such date; and

(b)               the breach by Kona Gold or the Merger Sub of any of their respective covenants or agreements contained in this Agreement to be performed prior to or after the Closing.

Section 6.3              Claim Process.

(a)                Subject to the terms of this Agreement, no party seeking indemnification pursuant to the terms of this Article 6 (“Claiming Party”) shall be entitled to recover any Damages pursuant to the indemnification obligations set forth in Section 6.1 or Section 6.2, as applicable, hereof unless and until, (i) in the event of an indemnification claim made by a Kona Gold Indemnified Party, the Equity Representative receives a written notice or (ii) in the event of an indemnification claim made by the S and S Indemnified Parties, either Kona Gold or Merger Sub receives a written notice (in each case, a “Notice of Claim”) of a claim for indemnification hereunder (an “Indemnification Claim”), stating, to the then-current knowledge of the Claiming Party, (i) that the Claiming Party has actually suffered or incurred Damages for which such Claiming Party believes in good faith that it may be entitled to indemnification under Section 6.1 or Section 6.2, as applicable, including the amount of Damages incurred by the Claiming Party, (ii) a brief description, in reasonable detail, of the facts, circumstances or events giving rise to the Indemnification Claim (and the Damages, to the extent known, forming the basis of such Indemnification Claim), including to the extent then known by the Claiming Party the identity and address of any third-party claimant and copies of any formal demand or complaint, and (iii) the representation, warranty, or covenant of this Agreement that forms the basis of such Indemnification Claim under Section 6.1 or Section 6.2, as applicable. To be valid pursuant to this Section 6.2, a Notice of Claim relating to an Indemnification Claim under Section 6.1 or Section 6.2 must be received by the Equity Representative or Kona Gold or Merger Sub, as applicable, prior to the expiration of the representation or warranty forming the basis of such claim, and any delivery or attempted delivery of a Notice of Claim thereafter shall be void and of no force or effect.

(b)               After receipt of a Notice of Claim, the Equity Representative Equity Representative or Kona Gold or Merger Sub, as applicable, shall have thirty (30) Business Days following its receipt of the Notice of Claim in which to deliver notice of objection to such claim to the Kona Gold Indemnified Party or S and S Indemnified Party, as applicable. If no objection notice is delivered within such 30-Business Day period, then the Indemnification Claim set forth in the related Notice of Claim shall be deemed to be valid and indemnifiable pursuant hereto.

Section 6.4              Third-Party Claim Procedures. In the event any Kona Gold Indemnified Party becomes aware of a claim made by any third-party claimant against the Kona Gold Indemnified Party (a “Third-Party Claim”), and such Kona Gold Indemnified Party reasonably believes that such Third-Party Claim may result in a claim for indemnification pursuant to this Article 7, such Kona Gold Indemnified Party shall notify the Equity Representative of such claim, and the Equity Representative (on behalf of the Indemnifying S and S Shareholders) shall be entitled, at the expense of the Indemnifying S and S Shareholders, jointly and severally, to participate in, but not to determine or conduct, the defense of such Third-Party Claim. The Kona Gold Indemnified Party shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim; provided, however, that, except with the consent of the Equity Representative, no settlement of any such Third-Party Claim with third-party claimants shall be determinative of the amount of Damages relating to such matter.

Section 6.5              The Equity Representative.

(a)                The Equity Representative shall have the exclusive authority to give and receive notices and communications pursuant to the terms of this Article 6 solely with respect to indemnification claims in accordance with the terms and conditions of this Article 6, to agree to, negotiate, enter into settlements and compromises of, and take legal actions and comply with orders of courts and awards of arbitrators with respect to indemnification claims, and to take all actions necessary or appropriate in the judgment of the Equity Representative for the accomplishment of the foregoing. No bond shall be required of the Equity Representative, and the Equity Representative shall receive no compensation for services rendered. Notices or communications to or from the Equity Representative shall constitute notice to or from each of the Indemnifying S and S Shareholders solely with respect to indemnification claims as set forth in this Article 6.

(b)               The Equity Representative shall not be liable for any act done or omitted hereunder in his capacity as Equity Representative, except to the extent he has acted with willful misconduct, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence that he did not act with gross negligence or willful misconduct. The other Indemnifying S and S Shareholder shall indemnify the Equity Representative and hold him harmless against any Damages incurred in good faith on the part of the Equity Representative and arising out of or in connection with the acceptance or administration of the duties hereunder, including any out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Equity Representative (“Outstanding Equity Representative Expenses”).

(c)                A decision, act, consent, or instruction of the Equity Representative shall constitute a decision of the Indemnifying S and S Shareholders and shall be final, binding, and conclusive upon each of the Indemnifying S and S Shareholders and Kona Gold may rely upon any decision, act, consent, or instruction of the Equity Representative as being the decision, act, consent, or instruction of each of the Indemnifying S and S Shareholders.

Section 6.6              Survival of Representations and Warranties. (i) All representations and warranties of S and S and the Indemnifying S and S Shareholders in this Agreement (as qualified by the S and S Disclosure Schedule) shall survive for a period of twelve (12) months following the Closing Date; provided, however, that the representations and warranties contained in Section 2.1, Section 2.2, Section 2.3, and Section 2.4 shall survive for thirty (30) months following the Closing Date; and (ii) all representations and warranties of Kona Gold and the Merger Sub in this Agreement shall survive for a period of twelve (12) months following the Closing Date; provided, however, that the representations and warranties contained in Section 3.1, Section 3.2, Section 3.3, and Section 3.4 shall survive for thirty (30) months following the Closing Date. For clarity and further to such expiry provisions, a Party may commence a Proceeding in respect of a breach of a representation or warranty not later than three (3) months following the expiration of the relevant survival period referenced in this Section 6.6.

Section 6.7              Limits on Indemnification.

(a)                Basket Amount. Notwithstanding anything contained in this Agreement to the contrary, but subject to Section 6.7(c), below, the Indemnifying S and S Shareholders shall not be obligated to indemnify any Kona Gold Indemnified Party with respect to any Damages pursuant to Section 6.7(a), above, unless and until the aggregate Damages from all claims with respect thereto exceed, in the aggregate, Ten Thousand Dollars ($10,000.00) (the “Deductible”), but, if the Deductible shall have been reached, then indemnification hereunder shall be from and after the first dollar of Damages without regard to the Deductible.

(b)               Maximum Amount of Certain Indemnification. Notwithstanding anything contained in this Agreement to the contrary, but subject to Section 6.7(c), below, in no event shall the Indemnifying S and S Shareholders aggregate obligation to provide indemnification for Damages pursuant to Section 6.7(a), above, exceed, in the aggregate, Three Hundred Fifty Thousand Dollars ($350,000.00) (the “Cap Amount”).

(c)                Limitations Not Applicable to Fraud; Maximum Amount of Total Indemnification. Notwithstanding the provisions of Section 6.7(a) and Section 6.7(b), above, to the contrary, the limitations set forth in such sections shall not apply to limit the indemnification to which the Kona Gold Indemnified Parties may be entitled for Damages with respect to Fraud; provided, however, that, in no event shall the S and S Indemnifying Shareholders’ obligation to provide indemnification for Damages under this Article 6 exceed, in the aggregate, the sum of (i) the Merger Payment proceeds actually received by the Indemnifying S and S Shareholders and (ii) the payment of S and S’s obligations to any S and S creditor (whether or not such creditor is an Indemnifying S and S Shareholder), directly or indirectly, from funds received from Kona Gold in connection with the transactions contemplated by this Agreement.

(d)                Indemnification from Monthly Merger Payments. The Indemnifying S and S Shareholders’ obligation to provide indemnification pursuant to Section 6.7(a), above, shall initially be satisfied from the Monthly Merger Payments; provided, however, that any obligation in excess thereof shall be satisfied by whatever other sources of funding that Kona Gold may, through legal process, obtain from the Indemnifying S and S Shareholders.

(e)                Knowledge. No indemnifying party shall have any liability hereunder for Damages arising from or relating to any face or matter if the indemnifying party can establish before a court of competent jurisdiction that the Claiming Party had knowledge as of the Closing Date of such fact or matter.

(f)                 Losses Net of Insurance and Tax Benefits. With respect to any matter covered by this Article 6, the Claiming Party shall use commercially reasonable efforts to assert all claims under all applicable insurance policies and any indemnification claim shall be net of any insurance proceeds received by the Claiming Party (net of any deductible amounts and costs of collection), and, to the extent that insurance proceeds are collected by the Claiming Party after an indemnification claim has been settled or finally determined, the Claiming Party will promptly restore the indemnifying party to the same economic position as would have existed had such insurance proceeds been collected prior to the settlement or final determination of such claim. In addition, the amounts for which an indemnifying party shall be liable under this Article 6 shall be net of any Tax benefit actually realized by the Claiming Party in the year of the loss and/or in the two (2) succeeding calendar years as a result of the facts and circumstances giving rise to the liability of the indemnifying party.

(g)                Assignment; Reimbursement. If any of the Damages for which an indemnifying party is responsible under this Article 6 are recoverable or reasonably likely to be recoverable against any third party at the time that payment is made hereunder, the Claiming Party shall assign any and all rights that it may have to recover such Losses to the indemnifying party or, if such rights are not assignable for any reason, the Claiming Party shall attempt in good faith to collect any and all such Damages on account thereof from such third party for the benefit of the indemnifying party. The Claiming Party shall reimburse the indemnifying party for any and all Damages paid by the indemnifying party to the Claiming Party pursuant to this Agreement to the extent such amount is subsequently paid to the Claiming Party by any Person other than the indemnifying party.

Section 6.8              Sole Remedy. The sole remedy of an S and S Indemnified Party or a Kona Gold Indemnified Party, as applicable, for any and all claims with respect to the transactions contemplated by this Agreement (except for any injunctive or other equitable relief to which a party may be entitled pursuant to Section 10.3) shall be the indemnity set forth in this Article 6, and none of the Kona Gold Indemnified Parties or the S and S Indemnified Parties will have any other entitlement, remedy, or recourse, whether in contract, tort, or otherwise, against the other parties with respect to the transactions contemplated by this Agreement, all of such remedies, entitlements, and recourse being expressly waived by the parties hereto to the fullest extent permitted by Law.

Section 6.9              No Duplication of Warranties. Notwithstanding anything contained in this Agreement to the contrary, (a) the Kona Gold Indemnified Parties may not assert multiple claims under Section 6.1 in order to recover duplicative Damages in respect of a single set of facts or circumstances under more than one warranty or representation in this Agreement whether such facts or circumstances would give rise to a breach of more than one warranty or representation in this Agreement.

Section 6.10          Mitigation. No party shall be entitled to indemnification hereunder for the amount of Damages in excess of the amount of such Damages that would have been incurred but for the failure of such party to take commercially reasonable actions to mitigate such Damages upon becoming aware of any claim.

Article 7
CLOSING CONDITIONS OF KONA GOLD AND THE MERGER SUB

Each of Kona Gold’s and the Merger Sub’s obligations to effect the Closing and consummate the Transactions are subject to the satisfaction of each of the following conditions:

Section 7.1              Accuracy of Representations and Warranties. The representations and warranties of S and S and the Indemnifying S and S Shareholders set forth in this Agreement shall be true and correct as of the Signing Date and the Closing Date as though made on and as of such dates (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct only as of such specific date), except, in each case, as contemplated by this Agreement or where the failure of any such representation or warranty to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect on S and S, Kona Gold, or Merger Sub.

Section 7.2              Additional Conditions to Closing.

(a)                All necessary approvals under federal and state securities Laws and other authorizations relating to the issuance of the Merger Securities and the transfer of the S and S Shares shall have been received.

(b)               No preliminary or permanent injunction or other Order by any federal, state, or foreign court of competent jurisdiction that prohibits the consummation of the Merger shall have been issued and remain in effect. No statute, rule, regulation, executive order, stay, decree, or judgment shall have been enacted, entered, issued, promulgated, or enforced by any court or Governmental Body that prohibits or restricts the consummation of the Transactions. All authorizations, consents, Orders, or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any Governmental Body that are necessary or required for the consummation of the Transactions, other than those for which the failure to obtain the same would not materially adversely affect the consummation of the Transactions or in the aggregate have a Material Adverse Effect on Kona Gold and its subsidiaries, including, without limitation, the Merger Sub, taken as a whole, shall have been filed, occurred, or been obtained (all such permits, approvals, filings, and consents and the lapse of all such waiting periods being referred to as the “Requisite Regulatory Approvals”) and all such Requisite Regulatory Approvals shall be in full force and effect.

Section 7.3              Consents. Each of the Consents identified in Section 4.3(b) of the S and S Disclosure Schedule shall have been obtained and shall be in full force and effect, other than those Consents, the absence of which would not have a Material Adverse Effect on S and S, Kona Gold or Merger Sub.

Section 7.4              No Material Adverse Effect. Since the Signing Date, there shall not have occurred any Material Adverse Effect on S and S that is continuing.

Section 7.5              S and S Closing Certificate. Kona Gold and the Merger Sub shall have received the following documents (unless waived by Kona Gold and the Merger Sub):

(a)                copies of resolutions of the Board of Directors, certified by a Secretary, Assistant Secretary, or other appropriate officer of S and S, authorizing the execution, delivery, and performance of this Agreement;

(b)               a Certificate of Status from the Department of Financial Institutions of Wisconsin and in respect of S and S; and

(c)                such other documents as Kona Gold and the Merger Sub may request in good faith for the purpose of (i) evidencing the accuracy of any representation or warranty made by S and S, (ii) evidencing the material compliance by S and S, or the performance by S and S of, any covenant or obligation set forth in this Agreement, (iii) evidencing the satisfaction of any condition set forth in this Article 7, or (iv) otherwise completing the consummation or performance of the Transactions.

Section 7.6              Delivery of Stock Certificates, Stock Book and Ledgers, Minute Book, Corporate Seal, and Books and Records. S and S shall have delivered to Kona Gold, if so requested, the stock book and ledgers, minute book, corporate seal and books and records of S and S.

Article 8
CLOSING CONDITIONS OF S AND S AND THE S AND S SHAREHOLDERS

The obligations of S and S and the S and S Shareholders to effect the Closing and consummate the Transactions are subject to the satisfaction of each of the following conditions:

Section 8.1              Accuracy of Representations and Warranties. The representations and warranties of Kona Gold and the Merger Sub set forth in this Agreement shall be true and correct as of the Signing Date and the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct only as of such specific date), except, in each case, as contemplated by this Agreement or where the failure of any such representation or warranty to be so true and correct would not have a Material Adverse Effect on Kona Gold and the Merger Sub as a whole.

Section 8.2              Additional Conditions to Closing.

(a)                All necessary approvals or standard and customary exemptions under federal and state securities Laws and other authorizations relating to the issuance of the Merger Securities by Kona Gold and the delivery of the S and S Shares by the S and S Shareholders shall have been received.

(b)               No preliminary or permanent injunction or other order by any federal, state, or foreign court of competent jurisdiction that prohibits the consummation of the Transactions shall have been issued and remain in effect. No statute, rule, regulation, executive order, stay, decree, or judgment shall have been enacted, entered, issued, promulgated, or enforced by any court or Governmental Body that prohibits or restricts the consummation of the Transactions. All Requisite Regulatory Approvals shall have been filed, occurred, or been obtained and all such Requisite Regulatory Approvals shall be in full force and effect.

(c)                There shall not be any action taken, or any statute, rule, regulation, or Order enacted, entered, enforced, or deemed applicable to the Transactions, by any federal or state Governmental Body, which, in connection with the grant of a Requisite Regulatory Approval, imposes any condition or restriction upon S and S or its subsidiaries (or, in the case of any disposition of assets required in connection with such Requisite Regulatory Approval, upon Kona Gold, its subsidiaries, including, without limitation, the Merger Sub, S and S or any of their subsidiaries), including, without limitation, requirements relating to the disposition of assets, which, in any such case, would so materially adversely impact the economic or business benefits of the Transactions as to render inadvisable the consummation of the Transactions.

Section 8.3              Kona Gold and the Merger Sub Closing Certificates. S and S and the Equity Representative shall have received the following documents (unless waived by each of them) (such documents, along with the documents set forth in Section 7.5, above, collectively, the “Ancillary Agreements”):

(a)                (i) copies of resolutions of Kona Gold, certified by a Secretary, Assistant Secretary or other appropriate officer of Kona Gold, authorizing the execution, delivery, and performance of this Agreement and the Transactions and (ii) copies of resolutions of the Merger Sub, certified by a Secretary, Assistant Secretary, or other appropriate officer of the Merger Sub, authorizing the execution, delivery, and performance of this Agreement and the Transactions;

(b)               (i) Certificate of Existence with Status in Good Standing from the Secretary of State of the State of Delaware with respect to Kona Gold and (ii) Certificate of Status from the Department of Financial Institutions of the State of Wisconsin with respect to the Merger Sub; and

(c)                such other documents as S and S and the Equity Representative may request in good faith for the purpose of (i) evidencing the accuracy of any representation or warranty made by Kona Gold or the Merger Sub, as applicable, (ii) evidencing the material compliance by Kona Gold with, or the performance by Kona Gold of, any covenant or obligation set forth in this Agreement, (iii) evidencing the material compliance by the Merger Sub, or the performance by the Merger Sub of, any covenant or obligation set forth in this Agreement, (iv) evidencing the satisfaction of any condition set forth in Article 7 or this Article 8, or (v) otherwise facilitating the consummation or performance of the Transactions.

Section 8.4              No Material Adverse Effect. Since the Signing Date, there shall not have occurred any Material Adverse Effect on Kona Gold that is continuing.

Section 8.5              Performance of Agreements. Each of Kona Gold and the Merger Sub shall have executed and delivered this Agreement, and all other agreements, instruments and documents that are necessary or required to be executed, delivered and filed in the consummation of the Transactions contemplated by this Agreement, and performed all actions required by Kona Gold or the Merger Sub pursuant to this Agreement, except as S and S has otherwise consented in writing.

Article 9
FURTHER ASSURANCES

Each of the parties hereto agrees that it or he will, from time to time after the Signing Date, execute and deliver such other certificates, documents, and instruments and take such other action as may be reasonably requested by the other party to carry out the actions and transactions contemplated by this Agreement, including the closing conditions described in Article 7 and Article 8. Each of S and S and the Indemnifying S and S Shareholders shall reasonably cooperate with Kona Gold in its obtaining of the books and records of S and S in connection with the transactions contemplated by this Agreement.

Article 10
TERMINATION

Section 10.1          Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing Date:

(a)                by mutual written consent of Kona Gold, the Merger Sub, S and S, and the Indemnifying S and S Shareholders;

(b)               by Kona Gold if (i) there is a material Breach of any covenant or obligation of S and S; provided, however, that, if such Breach or Breaches are capable of being cured prior to the Closing Date, such Breach or Breaches shall not have been cured within ten (10) days of receipt by S and S of the written notice of such Breach delivered by Kona Gold or (ii) if any of the closing conditions set forth in Article 7 have not been satisfied, or if Kona Gold reasonably determines in good faith that the timely satisfaction of any condition set forth in Article 7 has become impossible or impractical (other than as a result of any failure on the part of Kona Gold to comply with or perform its covenants and obligations under this Agreement);

(c)                by S and S if (i) there is a material Breach of any covenant or obligation of Kona Gold; provided, however, that, if such Breach or Breaches are capable of being cured prior to the Closing Date, such Breach or Breaches shall not have been cured within ten (10) days of receipt by Kona Gold’s of the written notice of such Breach delivered by S and S or (ii) if any of the closing conditions set forth in Article 8 have not been satisfied, or if S and S reasonably determines in good faith that the timely satisfaction of any condition set forth in Article 8 has become impossible or impractical (other than as a result of any failure on the part of S and S to comply with or perform any covenant or obligation set forth in this Agreement);

(d)                by Kona Gold or S and S if the Closing has not taken place on or before the Outside Date (except if as a result of any failure on the part of party seeking to terminate this Agreement to comply with or perform its covenants and obligations under this Agreement);

(e)                by any of Kona Gold and the Merger Sub, on the one hand, or S and S, on the other hand, if any court of competent jurisdiction in the United States or other United States Governmental Body shall have issued an Order, decree, or ruling or taken any other action restraining, enjoining, or otherwise prohibiting the Transactions and such Order, decree, ruling, or any other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (e) shall have used all commercially reasonable efforts to remove such Order, decree, or ruling.

Section 10.2          Termination Procedures. If Kona Gold or the Merger Sub, as applicable, wish to terminate this Agreement pursuant to Section 10.1, Kona Gold or the Merger Sub, as applicable, shall deliver to S and S and to the Indemnifying S and S Shareholders a written notice stating that Kona Gold or the Merger Sub, as applicable, is terminating this Agreement and setting forth a brief description of the basis on which Kona Gold or the Merger Sub, as applicable, is terminating this Agreement. If S and S wishes to terminate this Agreement pursuant to Section 10.1, S and S shall deliver to Kona Gold and the Merger Sub a written notice stating that S and S is terminating this Agreement and setting forth a brief description of the basis on which S and S is terminating this Agreement.

Section 10.3          Effect of Termination. In the event of termination of this Agreement as provided above, this Agreement shall forthwith have no further effect. Except for a termination resulting from a Breach due to Fraud or the willful and intentional Breach of a covenant by a party to this Agreement, there shall be no liability or obligation on the part of any party hereto. In the event of a Breach due to Fraud or the willful and intentional Breach of a covenant by a party to this Agreement, the remedies of the non-breaching party may be to seek damages from the breaching party or to obtain an Order for specific performance, in addition to or in lieu of other remedies provided herein. Upon request after termination, each party will re-deliver or, at the option of the party receiving such request, destroy all reports, work papers, and other material of any other party relating to the Transactions, whether obtained before or after the execution hereof, to the party furnishing same; provided, however, that S and S shall, in all events, remain bound by and continue to be subject to Section 4.6, Kona Gold and the Merger Sub shall in all events remain bound by and continue to be subject to Section 5.4. Notwithstanding the foregoing, and subject to compliance with Laws, and obligations under the Securities Act and the Exchange Act, both Kona Gold and the Merger Sub, on the one hand, and S and S, on the other hand, shall be entitled to announce the termination of this Agreement by means of a press release mutually agreed to in writing by all such Parties.

Article 11
MISCELLANEOUS

Section 11.1          Expenses. Except as otherwise set forth herein, each of the parties to the Transactions shall bear its own expenses incurred in connection with the negotiation and consummation of the Transactions contemplated by this Agreement, including, without limitation, accountants’ and attorneys’ fees.

Section 11.2          Entire Agreement. This Agreement contains the entire agreement of the parties hereto and supersedes any prior written or oral agreements among them concerning the subject matter contained herein. There are no representations, warranties, covenants, agreements, arrangements, or understandings, oral or written, among the parties to this Agreement, relating to the subject matter contained in this Agreement that are not fully expressed herein. The schedules and each exhibit attached to this Agreement or delivered pursuant to this Agreement are incorporated herein by this reference and constitute a part of this Agreement.

Section 11.3          Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

Section 11.4          Descriptive Headings. The Article and Section headings in this Agreement are for convenience only and shall not affect the meanings or construction of any provision of this Agreement.

Section 11.5          Notices. Any notices required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficiently given on the earlier to occur of the date of personal delivery, the date of receipt, three (3) days after posting by overnight courier or registered or certified mail, postage prepaid, or delivered by e-mail with confirmation of receipt from the recipient or no notice of bounce back or failed delivery, addressed as follows:

If to Kona Gold or the Merger Sub:

Kona Gold Beverage, Inc.

746 North Drive, Suite A

Melbourne, Florida 32934

Attn: Chief Executive Officer

E-mail: Robert@konagoldhemp.com

With a copy to (which shall not constitute notice):

Clark Hill PLC

1055 West Seventh Street, Suite 2400

Los Angeles, California 90017

Attn.: Randolf W. Katz

E-mail: Rkatz@clarkhill.com

If to the Indemnifying S and S Shareholders:

William J. Stineman

S95W13539 St. Andrews Drive

Muskego, Wisconsin 53150

E-mail: Bill@drinklemin.com

K&L Beverage, LLC

c/o Kate Bechen

511 North Broadway, Suite 1100

Milwaukee, Wisconsin 53202-3819

E-mail: Kate.Bechen@huschblackwell.com

With a copy to (which shall not constitute notice):

Husch Blackwell LLP

511 North Broadway, Suite 1100

Milwaukee, Wisconsin 53202-3819

Attn.: Kate Bechen

E-mail: Kate.Bechen@huschblackwell.com

If to the Equity Representative:

William J. Stineman

S95W13539 St. Andrews Drive

Muskego, Wisconsin 53150

E-mail: Bill@drinklemin.com

If to S and S prior to the Effective Time:

S and S Beverage Inc.

10500 W. Loomis Road, Suite 130

Franklin, Wisconsin 53132

Attn: Arvind Ahuja

E-mail: Prouddad00@gmail.com

with a copy to (which shall not constitute notice):

Husch Blackwell LLP

511 North Broadway, Suite 1100

Milwaukee, Wisconsin 53202-3819

Attn.: Kate Bechen

E-mail: Kate.Bechen@huschblackwell.com

Any party may change the address set forth herein to such address or addresses as such party shall designate by notice to the other parties given in accordance with this Section.

Section 11.6          Choice of Law; Venue. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware without regard to choice of law principles. Each of the parties hereto consents to the jurisdiction of the courts of the State of New York, County of Manhattan, and to the federal courts located in the County of Manhattan, State of New York.

Section 11.7          Binding Effect; Benefits. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties or their respective successors and permitted assigns, the S and S Shareholders, and other Persons expressly referred to herein, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

Section 11.8          Assignability. Neither this Agreement nor any of the parties’ rights hereunder shall be assignable by any party without the prior written consent of the other parties and any attempted assignment without such consent shall be void.

Section 11.9          Waiver and Amendment. Any term or provision of this Agreement may be waived in writing at any time by the party that is entitled to the benefits thereof (it being understood that the Equity Representative may waive any provision of this Agreement on behalf of both of the Indemnifying S and S Shareholders). The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. The parties may, by mutual agreement in writing of Kona Gold, Merger Sub, the Indemnifying S and S Shareholders, and the Equity Representative, amend this Agreement in any respect.

Section 11.10       Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 11.11       Construction. In executing this Agreement, the parties severally acknowledge and represent that each: (a) has fully and carefully read and considered this Agreement; (b) has or has had the opportunity to consult independent legal counsel regarding the legal effect and meaning of this Agreement and all terms and conditions hereof; (c) has been afforded the opportunity to negotiate as to any and all terms hereof; and (d) is executing this Agreement voluntarily, free from any influence, coercion or duress of any kind. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

Section 11.12       Attorney-Client Privilege. It is acknowledged by the parties hereto that Husch Blackwell LLP (“Counsel”) represents the interests of S and S in connection with the Transactions contemplated by this Agreement and that the S and S Shareholders have a common interest with S and S herein and therein. The parties agree that all communications between Counsel and S and S and/or the S and S Shareholders on or prior to the Closing are privileged and confidential communications and, from and after the Closing, do not pass to Kona Gold and instead survive, remain with, and are controlled by S and S and the S and S Shareholders without any waiver thereof.

Section 11.13       Disclosure Schedules. The schedules and information set forth in the S and S Disclosure Schedules refer to the section or paragraph of this Agreement to which such schedule and information is responsive, and each such schedule and information shall be deemed to have been disclosed with respect to all other sections and paragraphs of this Agreement for which the same is reasonably apparent on its face. All capitalized terms used in the S and S Disclosure Schedules and not otherwise defined therein shall have the same meanings as are ascribed to such terms in this Agreement. The S and S Disclosure Schedules shall not vary, change, or alter the literal meaning of the warranties and representations of Company and the Sellers contained in this Agreement, other than creating exceptions thereto that are responsive to the language of the warranties and representations contained in this Agreement.

Section 11.14       Updates to the Disclosure Schedules. S and S and the Indemnifying S and S Shareholders shall have the right to supplement the S and S Disclosure Schedules at any time or times after the Signing Date, but prior to the Closing, to reflect any post-signing matter by delivering one or more supplements (each, a “Disclosure Supplement”) to Kona Gold in accordance with the procedures set forth in this Section 11.5; provided, however, that, if a Disclosure Supplement is delivered to Kona Gold at any time during the two (2) Business Days immediately preceding the Closing Date, or on the Closing Date, Kona Gold, in its sole discretion, may choose to delay the Closing and to defer the Closing Date for a period of up to two (2) Business Days so Kona Gold may fully consider the matters disclosed in such Disclosure Supplement. Unless the existence of any matter set forth in any Disclosure Supplement (each, a “Subsequently Disclosed Matter”) would cause the conditions specified in Article 7 not to be satisfied as of the Closing, the Disclosure Schedules referred to herein shall be deemed amended and supplemented as of the date thereof and as of the Closing Date by all information, including, without limitation, any Subsequently Disclosed Matter set forth in each Disclosure Supplement, and each of the warranties and representations of S and S and the Indemnifying S and S Shareholders made in this Agreement as of the date hereof and as of the Closing Date pursuant to a closing certificate, as applicable, shall be deemed qualified by all such information set forth in each Disclosure Supplement as of the Closing Date. To the extent the existence of any Subsequently Disclosed Matter would cause the conditions specified in Article 7 not to be satisfied as of Closing, Kona Gold shall have the right (a) to terminate this Agreement by written notice to the Equity Representative within two (2) Business Days after receipt of any Disclosure Supplement that includes such Subsequently Disclosed Matter, but prior to the Closing Date, or (b) to consummate the transactions contemplated by this Agreement. If Kona Gold elects to consummate the transactions contemplated by this Agreement pursuant to the preceding sentence, then the Disclosure Schedules referred to herein shall be deemed amended and supplemented as of the date thereof and as of the Closing Date by all information, including, without limitation, any Subsequently Disclosed Matter set forth in each Disclosure Supplement, and each of the warranties and representations of S and S and the Indemnifying S and S Shareholders made in this Agreement as of the date hereof and as of the Closing Date pursuant to a closing certificate, as applicable, shall be deemed qualified by all such information set forth in each Disclosure Supplement as of the Closing Date.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first above written.

KONA GOLD BEVERAGE, INC.

By: _________________________________

Robert Clark

Chief Executive Officer and President

KGS TEMPORARY COMPANY, INC.

By: _________________________________

Robert Clark

Chief Executive Officer and President

S AND S BEVERAGE INC.

By: _________________________________

William J. Stineman

Chief Executive Officer

________________________________

WILLIAM J. STINEMAN

As an Indemnifying S and S Shareholder

(with respect to Article 7 and Article 11 only)

K&L BEVERAGE, LLC

By: _________________________________

Arvind Ahuja

Manager

As an Indemnifying S and S Shareholder

(with respect to Article 7 and Article 11 only)

_____________________________________

WILLIAM J. STINEMAN

as the Equity Representative

(with respect to Article 7 and Article 11 only)

_______________________________________________________

ARVIND AHUJA

As an individual member of K&L Beverage, LLC, who is unconditionally, personally, and on a full-recourse basis guarantying each of the obligations of K&L Beverage, LLC, solely in respect of its obligations under Article 7 and Article 11)

_______________________________________________________

James Sorenson

As an individual member of K&L Beverage, LLC, who is unconditionally, personally, and on a full-recourse basis guarantying each of the obligations of K&L Beverage, LLC, solely in respect of its obligations under Article 7 and Article 11)

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

Agreement. “Agreement” shall mean this Agreement and Plan of Merger to which this Exhibit A is attached (including all Disclosure Schedules and all Exhibits), as it may be amended from time to time.

ARS. “ARS” shall mean the Alternative Reporting Standards of the OTCM.

S and S Common Stock. “S and S Common Stock” shall mean the shares of common stock of S and S.

Breach. There shall be deemed to be a “Breach” of a representation, warranty, covenant, obligation, or other provision if there is or has been any breach of, or any failure to comply with or perform, such representation, warranty, covenant, obligation, or other provision.

Business Day. “Business Day” shall mean any day, other than a Saturday, Sunday, or one on which banks are authorized by applicable Laws to be closed in Milwaukee, Wisconsin.

Certificates. “Certificates” shall have the meaning specified in Section 1.3(a) of this Agreement.

Closing. “Closing” shall have the meaning specified in Section 1.1(d) of this Agreement.

Closing Date. “Closing Date” shall have the meaning specified in Section 1.1(d) of this Agreement.

Code. “Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the Internal Revenue Service pursuant to the Internal Revenue Code or any successor law.

Confidential Information. “Confidential Information” shall mean all nonpublic and all proprietary information disclosed by one party or its agents (the “Disclosing Party”) to the other party or its agents (the “Receiving Party”) that is designated as confidential or that, given the nature of the information or the circumstances surrounding its disclosure, reasonably should be considered as confidential. Confidential Information includes, without limitation, (i) nonpublic information relating to the Disclosing Party’s organization (including without limitation, all organizational books, records, and agreements), technology, customers, vendors, suppliers, business plans, Intellectual Property, promotional and marketing activities, finances, agreements, transactions, financial information, and other business affairs, and (ii) third-party information that the Disclosing Party is obligated to keep confidential.

Confidential Information does not include any information that (i) is or becomes publicly available without Breach of this Agreement, (ii) can be shown by documentation to have been known to the Receiving Party at the time of its receipt from the Disclosing Party, or (iii) can be shown by documentation to have been independently developed by the Receiving Party without reference to any Confidential Information.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver, or authorization (including any Governmental Authorization).

Entity. “Entity” shall mean any corporation (including any nonprofit corporation), limited liability company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, union, firm, or other enterprise, association, organization, or entity.

Environmental Laws. “Environmental Laws” shall mean any Law or other requirement relating to the protection of the environment or safety from the release or disposal of hazardous materials.

Environmental Permit. “Environmental Permit” means all licenses, permits, or certifications required under any applicable Environmental Law or Order.

Equity Securities. “Equity Securities” shall mean any stock or similar securities, including, without limitation, securities containing equity features and securities containing profit participation features (other than phantom stock, units, interests, participations, or other equivalents), or any securities convertible into or exchangeable for, with or without consideration, any stock or similar securities, or any securities carrying any warrant, right, or option to subscribe to or purchase any shares of capital stock, or any such warrant or right.

Exchange Act. “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

Fraud. “Fraud” shall mean an actual or intentional fraud with respect to the making of the representations and warranties by S and S and the Indemnifying S and S Shareholders in Article 2, above, or by Kona Gold and the Merger Sub in Article 3, above, as applicable; provided, that such actual and intentional fraud shall only be deemed to exist if S and S and the Indemnifying S and S Shareholders or Kona Gold and Merger Sub, as applicable, had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by S and S and the Indemnifying S and S Shareholders or Kona Gold and Merger Sub, as applicable, were actually breached when made, with the express intention that the other parties hereto rely thereon to their respective detriment and to cause such other parties to suffer Damages by reason of such reliance.

GAAP. “GAAP” shall mean United States Generally Accepted Accounting Principles, applied on a consistent basis.

Governmental Authorization. “Governmental Authorization” shall mean any permit, license, certificate, approval, consent, ratification, certification, registration, or authorization that is issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law.

Governmental Body. “Governmental Body” shall mean any:

(a)    nation, principality, state, commonwealth, province, territory, county, municipality, district, or other jurisdiction of any nature;

(b)   federal, state, local, municipal, foreign, or other government;

(c)    governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, officer, official, representative, organization, unit, and any court, or other tribunal); or

(d)    individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military, or taxing authority or power of any nature, including any court, arbitrator, administrative agency or commissioner, or other governmental authority or instrumentality.

Indebtedness. “Indebtedness” shall mean any obligation, contingent or otherwise, of a Person (i) for borrowed money (excluding, for the avoidance of doubt, accounts payable incurred in the Ordinary Course of Business), (ii) under any reimbursement obligation relating to a letter of credit, banker’s acceptance, or note purchase facility, (iii) evidenced by a bond, note, debenture, or similar instrument (including a purchase money obligation), (iv) in respect of interest, fees, or other charges in respect of any indebtedness described in the foregoing clauses (i) through (iii), and (v) all indebtedness referred to in the foregoing clauses (i) through (iii) that constitutes a guarantee by such Person. Any obligation secured by a Lien on, or payable out of the proceeds of, or production from, property of the relevant party will be deemed to be Indebtedness.

Intellectual Property. “Intellectual Property” means all intellectual property, including, without limitation, all U.S. and non-U.S. patents, patent applications, patent rights, trademarks, trademark applications, common law trademarks, internet domain names, trade names, service marks, service mark applications, common law service marks, and the goodwill associated therewith, copyrights, in both published and unpublished works, whether registered or unregistered, copyright applications, know-how, trade secrets, technical data, designs, customer lists, confidential and proprietary information, processes and formulae, all computer software programs or applications, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including manuals, memoranda, and records.

Knowledge. An individual or corporation shall be deemed to have “knowledge” of a particular fact or matter only if such individual or, in the case of a corporation, a director, executive officer of such corporation, or a holder of more than 10% of such corporation’s voting securities, has or, in the course of his or her status with the corporation, should have actual knowledge of such fact or matter.

Kona Gold Common Stock. “Kona Gold Common Stock” shall mean the shares of common stock of Kona Gold.

Kona Gold Securities Disclosure Reports. “Kona Gold Securities Disclosure Reports” shall have the meaning specified in Section 3.7 of this Agreement.

Laws. “Laws” means, with respect to any Person, any U.S. or non-U.S. federal, national, state, provincial, local, municipal, international, multinational, or other law (including common law), constitution, statute, code, ordinance, rule, regulation, or treaty applicable to such Person in effect as of the Closing.

Lien. “Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge, or other adverse claim or interest of any kind, including, without limitation, any restriction on the right to vote, sell, or otherwise dispose of any Equity Securities, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by Law (other than restrictions on transfers imposed by federal or state securities laws).

Material Adverse Effect. “Material Adverse Effect” means any change, effect, or circumstance that, individually or in the aggregate: (a) has a material adverse effect on the business, assets, financial condition, or results of operations of the affected party, in each case taken as a whole or (b) materially impairs the ability of the affected party to perform its obligations under this Agreement. However, a Material Adverse Effect specifically excludes any material change, effect, or circumstance directly resulting from (i) the announcement, pendency, or consummation of the Transactions contemplated by this Agreement, (ii) changes in the United States securities markets generally, (iii) changes in general economic, currency exchange rate, political, or regulatory conditions in industries in which the affected party operates, (iv) changes in GAAP or other accounting standards (or the interpretation thereof), (v) changes in applicable laws, rules, regulations, orders or other binding directives issued by a Governmental Body (including, without limitation, those related to the regulation of cannabis), (vi) changes in any United States federal law enforcement policy with respect to the medical cannabis industry, (vii) any natural disasters, pandemics (including, without limitation, COVID-19), or acts of war, sabotage, or terrorism, or a material escalation or worsening thereof to the extent such disasters do not disproportionately affect Kona Gold or S and S in relation to other companies in the industries in which Kona Gold or S and S then operates, or (viii) any conditions, changes or developments arising or relating to (Y) actions taken or failure to take action, in each case, to which Kona Gold has approved, consented to, or requested in writing, or that are contemplated by and in accordance with this Agreement; or (Z) the failure to take any action expressly prohibited by this Agreement.

Material Contract. “Material Contract” means any and all outstanding written agreements, contracts, or leases providing for outstanding payments by or to S and S in excess of $10,000.00 in any calendar year following the Closing, and the amendments, supplements, and modifications thereto, but excluding any agreements with or permits issued by any Government Body.

Merger Payments. “Merger Payments” shall mean payments in cash in the net, aggregate amount equal to $190,797.04, as specified in Section 1.2(e) of this Agreement, the calculation of which is set forth on Annex A.

Order. “Order” shall mean any writ, award, decree, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Body.

Ordinary Course of Business. “Ordinary Course of Business” shall mean an action taken by S and S if such action is taken in normal operation, consistent with past practices.

Outside Date. “Outside Date” shall mean January 31, 2021.

OTCM. “OTCM” shall mean the OTC Markets Group Inc.

Permitted Liens. “Permitted Liens” shall mean (a) Liens for Taxes not yet payable or in respect of which the validity thereof is being contested in good faith by appropriate proceedings and for the payment of which the relevant party has made adequate reserves; (b) Liens in respect of pledges or deposits under workmen’s compensation laws or similar legislation, carriers, warehousemen, mechanics, laborers, and materialmen and similar Liens, if the obligations secured by such Liens are not then delinquent or are being contested in good faith by appropriate proceedings conducted and for the payment of which the relevant party has made adequate reserves; (c) statutory Liens incidental to the conduct of the business of the relevant party that were not incurred in connection with the borrowing of money or the obtaining of advances or credits and that do not in the aggregate materially detract from the value of its property or materially impair the use thereof in the operation of its business; (d) Liens in respect of financial obligations of Kona Gold in favor of Transaction Creditor that were incurred in the Ordinary Course of Business and do not exceed $300,000.00; (e) any Liens or interest or title of a lessor under an operating lease or capitalized lease or of any licensor or licensee under a license; and (f) Liens of lessors under real property leases.

Person. “Person” shall mean any individual, Entity, or Governmental Body.

Pre-Closing Period. “Pre-Closing Period” shall mean the period commencing as of the Signing Date and ending on the Closing Date.

Proceeding. “Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, or appellate proceeding), prosecution, hearing, or investigation, commenced, brought, conducted or heard by or before any Governmental Body or any arbitrator or arbitration panel.

Representatives. “Representatives” of a specified party shall mean officers, directors, employees, attorneys, accountants, advisors, and representatives of such party, including, without limitation, all subsidiaries of such specified party, and all such Persons listed in this definition with respect to such subsidiaries.

S and S Disclosure Schedule. “S and S Disclosure Schedule” shall have the meaning specified in introduction to Article 2 of this Agreement.

S and S Per-Share Closing Consideration. “S and S Per-Share Closing Consideration” shall mean 900 shares of Kona Gold Common Stock for each share of S and S Common Stock.

S and S Indemnified Parties. “S and S Indemnified Parties” shall have the meaning set forth in Section 6.2 of this Agreement.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the United States Securities Act of 1933, as amended.

Taxes. “Tax” and “Taxes” shall mean all foreign, federal, state or local taxes and other assessments, as applicable, including, but not limited to, any income, estimated income, gross income, gross receipts, sales, use, transfer, transactions, ad valorem, value-added, franchise, capital, paid-up capital, profits, withholding, payroll, employment, excise, severance, stamp, occupation, premium, real property, recording, personal property, environmental (including, but not limited to, taxes under Section 59A of the Code) or windfall profit tax, custom, duty, or other tax, together with any interest, penalties or additions to tax with respect to any of the foregoing.

Tax Group. “Tax Group” shall mean any federal, state, local, or foreign consolidated, affiliated, combined, unitary, or other similar group of which S and S is now or was formerly a member.

Tax Return. “Tax Return” shall mean any return, declaration, report, claim for refund or credit, information return, statement, or other similar document required to be filed with any Governmental Body with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Transaction Debt Payments. “Transaction Debt Payments” shall have the meaning ascribed to such term in Section 1.4.

Wisconsin BCL. “Wisconsin BCL” shall mean the Business Corporation Law of the State of Wisconsin / Chapter 180 of the Wisconsin Statutes.

EXHIBIT B

Articles of Merger

EXHIBIT C

Articles of Incorporation of the Surviving Corporation

ANNEX A

S and S Shareholders

S and S Shareholders	Number of Shares of S and S Common Stock Held	Number of Shares of Kona Gold Common Stock to be Issued	Aggregate Value of Merger Payments [1]
K&L Beverage, LLC	7,000	6,300,000	$62,474.22
William J. Stineman	2,200	1,980,000	19,634.76
William F. Stineman	400	360,000	3,569.96
Gary Kamer	300	270,000	2,677.47
Steven Sirus	100	90,000	892.49
TOTAL	10,000	9,000,000	$89,248.90 [2]

Allocation of Amount Paid at Closing

Party	Amount[3]
Payment Total	$400,000.00
Husch Blackwell LLP	74,068.50
Neurosurgery & Endovascular Assoc. SC.	10,000.00
Jackson Lewis	12,504.64
Sikich LLP	4,975.00
K&L Beverage, LLC	298,451.86

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[1]	The Monthly Merger Payments (collectively, the “Annex A Payments”) shall be made on a pro rata basis among the S and S Shareholders; provided, however, that the Annex A Payments shall not commence until the Remaining K&L Notes Balance (as such term is defined in the footnote below) have been satisfied in full.
[2]	This amount represents the aggregate of the net payments to be made to the S and S Shareholders after Kona Gold has tendered payments to K&L Beverage, LLC (either directly or through S and S) in the aggregate of $1,100,000.00, which is owed to K&L Beverage, LLC by S and S under the terms of four promissory notes, three of which are in the amount of $300,000.00 each and the other of which is in the amount of $200,000.00 (collectively, the “K&L Notes”). $240,797.04 of such aggregate $1,100,000.00 amount is subject to payment as described in Annex B. Accordingly, S and S would remain obligated under the K&L Notes in the amount of $859,202.96 (the “Remaining K&L Notes Balance”) and the aggregate of the Merger Payments would constitute the difference between $1,050,000.00 and $859,202.96, less the $101,548.14 in invoices paid at closing, or $89,248.90.

[3]	Payment to each of Husch Blackwell LLP and K&L Beverage, LLC shall be by wire transfer in accordance with the respective instructions each shall provide. Payment to each of Neurosurgery & Endovascular Assoc. SC., Jackson Lewis, and Sikich LLP shall be by corporate check, in good funds, drawn on an account of, or controlled by, Kona Gold and mailed to each in accordance with the delivery instructions each shall provide.

ANNEX B

Transaction Creditors

Transaction Creditors	Transaction Debt Payments
GJS Sales, Inc.	$8,849.04 [4]
K&L Beverage, LLC	$1,100,000.00 (gross) / $859,202.96 (net) [5]
TOTAL	$868,052.00

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[4]	See attached Schedule GJS.
[5]	Such amount includes the $240,797.04 that is referenced on attached Schedule K&L.